Exhibit 2.3

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

NETWORK APPLIANCE, INC.,

DOLPHIN ACQUISITION CORP.,

DECRU, INC.,

and with respect to Article VIII and Article X only,

DAN AVIDA

as Stockholder Representative,

and

U.S. BANK, NATIONAL ASSOCIATION,
as Escrow Agent

June 15, 2005

-i-

-ii-

-iii-

INDEX OF SCHEDULES

Schedule	Description
Schedule 7.2(e)	Schedule of Required Third Party Consents

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A-1	Signatories to Voting Agreement
Exhibit A-2	Form of Voting Agreement
Exhibit B-1	Signatories to Non-Compete Agreement
Exhibit B-2	Form of Non-Compete Agreement
Exhibit C	Form of Market Standoff Agreement
Exhibit D	Interim Company Hiring Plan
Exhibit E	Form of Rule 145 Affiliate Agreement
Exhibit F	Form of Legal Opinion of Counsel to the Company
Exhibit G	Form of Legal Opinion of Counsel to the Parent

iv

     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of June 15, 2005 by and among Network Appliance, Inc., a Delaware corporation (“Parent”), Dolphin Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Decru, Inc., a Delaware corporation (the “Company”), and with respect to Article VIII and Article X hereof, Dan Avida as Stockholder Representative (the “Stockholder Representative”), and U.S Bank, National Association, as Escrow Agent (the “Escrow Agent”).

RECITALS

     A. The Boards of Directors of each of Parent, Merger Sub and the Company believe it is advisable and in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of the Company with and into Merger Sub upon the terms and conditions set forth herein, and, in furtherance thereof, have approved this Agreement and the transactions contemplated hereby.

     B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the Merger Consideration on the terms and conditions set forth herein and (ii) all issued and outstanding options to purchase capital stock of the Company shall be assumed by Parent and converted into equivalent rights to receive consideration as set forth herein.

     C. Concurrent with the execution and delivery of this Agreement, and as a material inducement to Parent and Merger Sub to enter into this Agreement, (i) each of the Company Stockholders identified on Exhibit A-1 are entering into a Voting Agreement with Parent in the form attached hereto as Exhibit A-2 (each, a “Voting Agreement” and collectively, the “Voting Agreements”), and (ii) each of the individuals identified on Exhibit B-1, attached hereto, is entering into a Non-Compete Agreement with Parent in the form attached hereto as Exhibit B-2 (each, a “Non-Compete Agreement” and collectively, the “Non-Compete Agreements”).

     D. The Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby and to prescribe various conditions to their respective obligations under this Agreement.

     NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

     1.1 Capitalized Terms. For all purposes of and under this Agreement, the following terms shall have the respective meanings ascribed thereto below:

          “Antitrust Law” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Federal Trade Commission Act, as amended, the EC Merger Regulations and all other federal, and state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

          “California Law” shall mean the General Corporation Law of the State of California.

          “Cash Balance” shall mean the amount of cash of the Company that would be required to be set forth on the face of a balance sheet of the Company as of the Closing Date prepared in accordance with GAAP (utilizing the same accounting policies, practices and procedures used to prepare the Current Balance Sheet).

          “Cash Consideration” shall mean a cash amount equal to the product obtained by multiplying (x) the Merger Consideration and (y) 0.20, expressed in the following formula:

Merger Consideration * 0.20.

          “Cash Exchange Ratio” shall mean the quotient obtained by dividing (x) the Cash Consideration by (y) the Total Outstanding Shares, expressed in the following formula:

0.20 * Merger Consideration

Total Outstanding Shares

          “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

          “Code” shall mean the Internal Revenue Code of 1986, as amended.

          “Company Capital Stock” shall mean shares of Company Common Stock, Company Preferred Stock and any other shares of capital stock of the Company.

          “Company Common Stock” shall mean shares of common stock of the Company, par value $0.001 per share.

          “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, retirement benefits, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained in the past three years, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.

          “Company Intellectual Property” shall mean any Company Intellectual Property Rights and any Technology owned by the Company or any of its Subsidiaries.

          “Company Intellectual Property Rights” shall mean any Intellectual Property Rights, including the Company Registered Intellectual Property Rights that are owned by, or exclusively licensed to, the Company.

          “Company Material Adverse Effect” shall mean any changes, events, violations, inaccuracies, circumstances or effects that, individually or in the aggregate, are or are reasonably likely to be materially adverse to (A) the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (B) the ability of the Company to perform its obligations under this Agreement or to consummate the Merger or any other transactions contemplated hereby; provided, however, that none of the following shall be deemed, either alone or in combination, in and of themselves to constitute a Company Material Adverse Effect: (i) any change, event, violation, inaccuracy, circumstance or effect that results from changes or conditions affecting the industry in which the Company operates generally or the economy in the United States or any foreign markets where the Company has material operations or sales generally, provided such changes or conditions do not have a materially disproportionate or unique effect on the Company; (ii) any failure by the Company to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or bookings or any other measure of financial performance in and of itself (it being understood that the underlying events or circumstances (including the Company’s financial condition or results of operations) may, if applicable, be taken into account in determining whether there has been a Company Material Adverse Effect); (iii) any action required to be taken, or any omission required to be made, by the Company pursuant to the terms of this Agreement; or (iv) any change, event, violation, inaccuracy, circumstance or effect arising from or attributable to the announcement of this Agreement or the pendency of the transactions contemplated by this Agreement; provided, however, that in the case of clauses (i) through (iv) above, inclusive, the Company has the burden of proving that a change, event, violation, inaccuracy, circumstance or effect is not a

Company Material Adverse Effect because one or more of the foregoing exceptions applies.

          “Company Optionholders” shall mean all holders of Company Options.

          “Company Options” shall mean all options to purchase or otherwise acquire shares of Company Capital Stock, whether or not vested or exercisable, that were granted or otherwise issued under the Company Option Plan.

          “Company Option Plan” shall mean the Company’s 2001 Equity Incentive Plan.

          “Company Preferred Stock” shall mean shares of Company Series A Preferred Stock, Company Series B Preferred Stock and any other shares of preferred stock of the Company.

          “Company Series A Preferred Stock” shall mean shares of the Company’s Series A Preferred Stock, par value $0.001 per share.

          “Company Series B Preferred Stock” shall mean shares of the Company’s Series B Preferred Stock, par value $0.001 per share.

          “Company Stock Certificates” shall mean certificates representing shares of Company Capital Stock.

          “Company Stockholders” shall mean holders of shares of Company Capital Stock.

          “Contract” shall mean any contract, mortgage, indenture, lease, covenant or other agreement, instrument or commitment, permit, concession, franchise or license, whether written or oral, which is legally binding upon the party against which enforcement is sought.

          “Delaware Law” shall mean the General Corporation Law of the State of Delaware.

          “DOL” shall mean the United States Department of Labor.

          “Employee” shall mean any current, former or retired employee, consultant, contractor or director of the Company or any ERISA Affiliate.

          “Employee Agreement” shall mean each employment, change in control, severance, consulting, relocation, repatriation or expatriation agreement between the Company or any ERISA Affiliate and any Employee.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

          “ERISA Affiliate” shall mean each Subsidiary of the Company and any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

          “Escrow Amount” shall mean an amount of cash equal to the product of (i) the Merger Consideration multiplied by (ii) 0.125.

          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

          “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

          “GAAP” shall mean United States generally accepted accounting principles consistently applied.

          “Governmental Authority” shall mean any federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission, or any court, administrative agency or commission.

          “Indebtedness” shall mean, with respect to any Person, (i) all indebtedness of such Person, whether or not contingent, for borrowed money, (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iii) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or other similar facilities, and (iv) all indebtedness of others referenced in the foregoing clauses (i), (ii) and (iii) directly or indirectly guaranteed in any manner by such Person, or in effect directly or indirectly guaranteed by such Person, including by way of agreement (A) to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the holder of such indebtedness against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), or (D) otherwise to assure a creditor against loss.

          “Intellectual Property Rights” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures (“Patents”); (ii) all trade secrets and other rights in know-how and confidential or proprietary information; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Mask Works”); (vi) all rights in World Wide Web addresses and domain names and applications and registrations therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); and (vii) any similar, corresponding or equivalent rights to any of the foregoing as recognized anywhere in the world.

          “International Employee Plan” shall mean each Company Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

          “IRS” shall mean the United States Internal Revenue Service.

          “Knowledge” shall mean, with respect to (a) the Company, the actual knowledge of the Company’s directors, as well as Dan Avida, Gideon Avida, Alan Beltran, Kevin Brown, Lisa Goldberg, Serge Plotkin, Tyler Sloat and Bob Wood; provided, however, that such Persons shall be deemed to have actual knowledge of all information in such Persons’ physical and electronic files and records, wherever located, and (b) Parent, the actual knowledge of Parent’s directors and executive officers; provided, however, that such Persons shall be deemed to have actual knowledge of all information in such Persons’ physical and electronic files and records, wherever located.

          “Long Term Debt” shall mean the amount of Indebtedness of the Company (including principal, accrued and unpaid interest and any prepayment or other similar penalties payable upon satisfaction of such debt at the Closing) that would be required to be set forth as such on the face of a balance sheet of the Company as of the Closing Date prepared in accordance with GAAP (utilizing the same accounting policies, practices and procedures used to prepare the Current Balance Sheet).

          “Merger Consideration” shall mean (i) $265,000,000, plus (ii) the quotient obtained by dividing (A) the result of (1) the Cash Balance, plus (2) the Net Working Capital, minus (3) the Long Term Debt, minus (4) the Transaction Expenses (solely if (and to the extent) that any such Transaction Expenses have not been paid by the Company prior to the Effective Time), by (B) two.

          “Multiemployer Plan” shall mean any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

          “Option Exchange Ratio” shall mean the quotient obtained by dividing (i) the result of (A) the Merger Consideration divided by (B) the Parent Trading Price, by (ii) the Total Fully Diluted Number, expressed in the following formula:

Merger Consideration/Parent Trading Price

Total Fully Diluted Number

          “Net Working Capital” shall mean (i) all accounts receivable of the Company that would be required to be set forth on the face of a balance sheet of the Company as of the Closing Date prepared in accordance with GAAP (utilizing the same accounting policies, practices and procedures used to prepare the Current Balance Sheet), minus (ii) all accounts payable of the Company (other than Transaction Expenses) that would be required to be set forth on the face of a balance sheet of the Company as of the Closing Date prepared in accordance with GAAP (utilizing the same accounting policies, practices and procedures used to prepare the Current Balance Sheet).

          “Parent Common Stock” shall mean shares of Common Stock, par value $0.001 per share, of Parent.

          “Parent Material Adverse Effect” shall mean any changes, events, violations, inaccuracies, circumstances or effects that, individually or in the aggregate, are or are reasonably likely to be materially adverse to (A) the business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole or (B) the ability of Parent to perform its obligations under this Agreement or to consummate the Merger or any other transactions contemplated hereby; provided, however, that none of the following shall be deemed, either alone or in combination, in and of themselves to constitute a Parent Material Adverse Effect: (i) any change, event, violation, inaccuracy, circumstance or effect that results from changes or conditions affecting any of the industries in which the Parent operates generally or the economy in the United States or any foreign markets where the Parent has material operations or sales generally, provided such changes or conditions do not have a materially disproportionate or unique effect on Parent; (ii) Parent’s failure to meet industry analyst forecasts or expectations in and of itself (it being understood that the underlying events or circumstances (including Parent’s financial condition or results of operations) may, if applicable, be taken into account in determining whether there has been a Parent Material Adverse Effect); (iii) any change in the trading price or trading volume of Parent Common Stock in and of itself (it being understood that the underlying events or circumstances may, if applicable, be taken into account in determining whether there has been a Parent Material Adverse Effect); or (iv) any change, event, violation, inaccuracy, circumstance or effect arising from or attributable to the announcement of this Agreement or the pendency of the transactions contemplated by this Agreement; provided, however, that in the case of clauses (i) through (iv), inclusive, Parent has the burden of proving that a change, event, violation, inaccuracy, circumstance or effect is not a Parent Material Adverse Effect because one or more of the foregoing exceptions applies.

          “Parent Trading Price” shall mean the Parent Closing Trading Price; provided, however, that if the Parent Closing Trading Price is greater than 115% of the Parent Signing Trading Price, then the “Parent Trading Price” shall mean the product of (i) the Parent Signing Trading Price multiplied by (ii) 1.15; provided, further that, if the Parent Closing Trading Price is less than 85% of the Parent Signing Trading Price, then the “Parent Trading Price” shall mean the product of (i) the Parent Signing Trading Price multiplied by (ii) 0.85.

          “Parent Closing Trading Price” shall mean the average of the closing prices of one share of Parent Common Stock on The Nasdaq National Market for the ten (10) consecutive trading days ending two (2) trading days immediately prior to the Closing Date.

          “Parent Signing Trading Price” shall mean $29.25.

          “Pension Plan” shall mean an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

          “Permitted Liens” shall mean (i) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens for work not yet completed, (v) liens in favor of customs and revenue authorities arising as a matter of applicable law to secure payments of customs duties in connection with the importation of goods, and (vi) such imperfections of title and encumbrances, if any, that do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.

          “Person” shall mean any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Authority.

          “Pro Rata Portion” shall mean a fraction, (i) the numerator of which is the value of Merger Consideration payable or issuable to such Company Stockholder pursuant to this Agreement (without taking into account the deduction of any Escrow Amount to be deposited with the Escrow Agent on behalf of such Company Stockholder pursuant to this Agreement), and (ii) the denominator of which is the value of the Merger Consideration payable or issuable to all Company Stockholders pursuant to this Agreement (without taking into account the deduction of any Escrow Amount to be deposited with the Escrow Agent on behalf of all Company Stockholders pursuant to this Agreement); provided however, that in the event that it is determined by the California

Commissioner that one or more Company Stockholders may not contribute to the escrow in accordance with Section 2.6(e) hereunder (such stockholders, the “Non-Contributing Company Stockholders”), then the value of the Merger Consideration payable or issuable to the Non-Contributing Company Stockholders (without taking into account the deduction of any Escrow Amount to be deposited with the Escrow Agent on behalf of all such Company Stockholders pursuant to this Agreement) shall be subtracted from the denominator of the fraction referenced above. For purposes of calculating a Company Stockholder’s Pro Rata Portion and the value of Merger Consideration, Parent Common Stock shall be valued based upon the Parent Trading Price.

          “Registered Intellectual Property Rights” shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyrights and (iv) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

          “Software” shall mean any and all computer software and code, including applets, applications, operating systems, libraries, assemblers, compilers, design tools, source code, object code, data (including image and sound data) and user interfaces, in any form or format, however fixed. Software shall include source code listings and documentation.

          “Stock Exchange Ratio” “shall mean the quotient obtained by dividing (x) (1) the Stock Consideration minus (2) the product obtained by multiplying (A) the Option Exchange Ratio and (B) the Total Outstanding Options, by (y) the Total Outstanding Shares, expressed in the following formula:

Stock Consideration – (Option Exchange Ratio * Total Outstanding Options)

Total Outstanding Shares

          “Stock Consideration” shall mean a number of shares of Parent Common Stock equal to the quotient of (i) the product obtained by multiplying (x) the Merger Consideration, and (y) 0.80, divided by (ii) the Parent Trading Price, expressed in the following formula:

Merger Consideration * 0.80

Parent Trading Price

          “Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

          “Tax” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such items, (ii) any liability for the payment of any items of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any items of the type described in clauses (i) or (ii) of this definition as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such items and including any liability for taxes of a predecessor entity.

          “Technology” shall mean any or all of the following: (i) works of authorship, including computer programs, algorithms, routines, source code and executable code, whether embodied in Software or otherwise, documentation, designs, files, records and data; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets, show how, know how and techniques; (iv) databases, data compilations and collections and technical data; (v) processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware development tools; (vi) logos, trade names, trade dress, trademarks, service marks, World Wide Web addresses and domain names, tools, methods and processes; and all instantiations of the foregoing in any form and embodied in any media.

          “Total Fully Diluted Number” shall mean the sum of (i) the Total Outstanding Shares and (ii) the Total Outstanding Options.

          “Total Outstanding Options” shall mean the aggregate number of Company Options outstanding and unexercised immediately prior to the Effective Time, other than the Company Options granted pursuant to Section 6.19.

          “Total Outstanding Shares” shall mean the aggregate number of shares of Company Capital Stock outstanding immediately prior to the Effective Time.

          “Transaction Expenses” shall mean all third party fees and expenses incurred by the Company in connection with this Agreement, the Merger and the other transactions contemplated hereby (including any fees and expenses of legal counsel, financial advisors, investment bankers, brokers, accountants and auditors).

     1.2 Other Capitalized Terms. For all purposes of and under this Agreement, the following capitalized terms shall have the respective meanings ascribed thereto in the section of this Agreement set forth opposite each such capitalized term below:

Capitalized Term	Section
Acquisition Proposal	5.2(b)
Agreement	Preamble
Antitrust Laws	6.4(b)
Blue Sky Laws	3.6
California Commissioner	3.6
California Securities Law	3.6
Certificate of Merger	2.2(b)
Closing	2.2(a)
Closing Date	2.2(a)
Company	Preamble
Company Authorizations	3.16
Company Disclosure Schedule	Article III
Company Financial Statements	3.7(a)
Company Products	3.13(a)
Company Registered Intellectual Property Rights	3.13(b)
Company Source Code	3.13(x)
Conflict	3.5
Continuing Employee	6.9(a)
Current Balance Sheet	3.7(a)
Dissenting Shares	2.7(a)
Dissenting Share Payments	2.7(c)
Effective Time	2.2(b)
Environmental Permits	3.20(c)
Equipment	3.12(e)
Escrow Agent	Preamble
Exchange Agent	2.8(a)
Exchange Fund	2.8(b)
Escrow Fund	8.5(a)
Escrow Period	8.5(b)
Hazardous Material	3.20(a)
Hazardous Materials Activities	3.20(b)
Hearing	6.1(a)
Hearing Notice	6.1(a)
Inbound License Agreements	3.13(n)

Capitalized Term	Section
Indemnified Parties	8.2
Indemnifying Parties	8.2
Information Statement	6.1(a)
Interested Party	3.15(a)
Lease Agreements	3.12(b)
Leased Real Property	3.12(a)
Letter of Transmittal	2.8(c)
Liens	3.10(h)
Loss	8.2
Losses	8.2
Market Standoff Agreement	2.8(c)
Merger Sub	Preamble
Non-Disclosure Agreement	10.3
Offer Letter	6.9(a)
Officer’s Certificate	8.4(a)
Open Source Materials	3.13(t)
Order	6.4(b)
Parent	Preamble
Parent Common	4.3
Parent Plans	6.12
Parent Preferred	4.3
Permit	3.6
Permit Application	6.1(a)
PTO	3.13(b)
Repurchase Rights	2.6(f)
Requisite Stockholder Approval	3.4(a)
Returns	3.10(a)
Section 280G Payments	3.22(h)
Spreadsheet	6.7
Stockholder Representative	Preamble
Superior Proposal	6.2(b)
Survival Date	8.1
Surviving Corporation	2.1
Terminated Company Employee Plans	6.9(b)
Unvested Cash	2.6(f)
Unvested Company Common Stock	2.6(f)
Unvested Parent Common Stock	2.6(f)
Vested Cash	2.6(e)
Voting Agreement	Preamble

     1.3 Interpretations.

          (a) When a reference is made in this Agreement to a Schedule or an Exhibit, such reference shall be to a Schedule or an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

          (b) The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.

          (c) The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (d) All references in this Agreement to the Company shall be deemed to refer to the Company and its Subsidiaries unless the context otherwise requires.

          (e) All references in this Agreement to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

          (f) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

     2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware Law, the Company shall be merged with and into Merger Sub (the “Merger”), the separate corporate existence of the Company shall cease and the Merger Sub shall continue as the surviving corporation. The Merger Sub as the surviving corporation after the Merger is sometimes referred herein to as the “Surviving Corporation.”

     2.2 Closing and Effective Time.

          (a) Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the “Closing”) will take place on a business day as promptly as practicable after the execution and delivery of this Agreement by the parties hereto, but no later than two (2) business days following satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another time and/or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

          (b) Effective Time. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in customary form and substance for the Merger (the “Certificate of Merger”) in accordance with the applicable provisions of Delaware Law. The time of filing of the Certificate of Merger is referred to herein as the “Effective Time.”

     2.3 General Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in Merger Sub as the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of Merger Sub as the Surviving Corporation.

     2.4 Certificates of Incorporation and Bylaws.

          (a) Certificate of Incorporation of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, subject to Section 6.17 and Section 6.18, the certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation.

          (b) Bylaws of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, subject to Section 6.17 and Section 6.18, the bylaws of the Surviving Corporation shall be the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

     2.5 Directors and Officers.

          (a) Directors of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law, the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified, or until their earlier resignation or removal.

          (b) Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

     2.6 Effect of Merger on Capital Stock.

          (a) Merger Sub Capital Stock. At the Effective Time, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as one share of common stock, par value $0.001 per share, of the Surviving Corporation.

          (b) Company Capital Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any Company Stockholder, each share of Company Capital Stock (other than any Dissenting Shares and any shares of Company Capital Stock to be cancelled pursuant to Section 2.6(c)) shall be canceled and extinguished and converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Capital Stock in the manner set forth in Section 2.8, (i) an amount of cash (without interest) equal to the Cash Exchange Ratio and (ii) a number of shares of Parent Common Stock equal to the Stock Exchange Ratio.

          (c) Company-Owned Company Capital Stock. Notwithstanding anything to the contrary set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of Company Capital Stock owned by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

          (d) Company Options.

               (i) Except as otherwise provided in this Section 2.6(d), at the Effective Time, each then outstanding Company Option, whether or not vested or exercisable as of immediately prior to, or as of, the Effective Time, shall be assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall generally continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option (including any applicable stock option agreement, the Company Option Plan and other document evidencing such Company Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that each Company Option so assumed by Parent shall thereupon become exercisable (or shall become exercisable in accordance with its terms) for (x) that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (1) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (2) the Option Exchange Ratio, at (y) an exercise price per share of Parent Common Stock equal to (1) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Option immediately prior to the Effective Time, divided by (2) the Option Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent.

               (ii) Prior to the Effective Time, the Company shall take all action necessary to effect the transactions anticipated by this Section 2.6(d) under the Company Option Plan, all Company Option agreements and any other plan or arrangement of the Company, including by giving any required notice and obtaining any required consent contemplated thereby. Notice to holders of Company Options that are being assumed by Parent pursuant to Section 2.6(d)(i) shall set forth such Company Optionholders’ rights pursuant to the applicable Company Option Plan(s) and that the agreements evidencing the grants of such options shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 2.6(d)(i) at the Effective Time).

          (e) Escrow Amount. Notwithstanding anything to the contrary set forth in this Agreement, at the Effective Time, Parent shall withhold the Escrow Amount from the Merger Consideration otherwise payable pursuant to this Agreement to the Company Stockholders. At the Closing, Parent shall cause the Escrow Amount to be deposited with the Escrow Agent. Each Company Stockholder shall be deemed to have contributed such holder’s Pro Rata Share of the Escrow Amount, to be held by the Escrow Agent pursuant hereto. If at the Effective Time a Company Stockholder holds shares of Unvested Company Common Stock, then the cash to be paid upon conversion hereunder of the shares of Company Common Stock held by such Company Stockholder at the Effective Time which are not shares of Unvested Company Common Stock (the “Vested Cash”) shall be withheld and placed in escrow first and, thereafter, the Unvested Cash shall be withheld and placed in escrow (with the understanding that any Unvested Cash so placed in escrow shall vest prior to any such Unvested Cash not placed in escrow) to the extent necessary to satisfy such Company Stockholder’s escrow contribution as set forth in the second sentence of this Section 2.6(e). The Escrow Amount shall be held in and distributed in accordance with the provisions of Article VIII. The Escrow Agent shall hold the Escrow Amount as security for the indemnification obligations of the Indemnifying Parties hereunder in accordance with the terms and conditions set forth herein.

          (f) Unvested Company Capital Stock. The payout of the Stock Consideration and the Cash Consideration pursuant to Section 2.6(b) in exchange for shares of Company Common Stock that constitute unvested restricted stock or are otherwise subject to a right of repurchase or redemption by the Company (the “Unvested Company Common Stock”) issued and outstanding immediately prior to the Effective Time shall be subject to the same restrictions and vesting arrangements that were applicable to such shares of Unvested Company Common Stock immediately prior to or at the Effective Time, subject to the terms of the applicable agreement governing such shares. Therefore, (i) Stock Consideration otherwise issuable pursuant to Section 2.6(b)

in exchange for shares of Unvested Company Common Stock shall not automatically be issued by Parent or Exchange Agent to such holder at the Effective Time, and shall instead be issued by Parent or Exchange Agent on the date that such shares of Unvested Company Common Stock would have become vested (if at all) under the vesting schedule in place for such shares immediately prior to or at the Effective Time (subject to the restrictions and other terms of such vesting schedule) and (ii) Cash Consideration otherwise payable pursuant to Section 2.6(b) in exchange for shares of Unvested Company Common Stock issued and outstanding immediately prior to the Effective Time (the “Unvested Cash”) shall not automatically be paid by Parent or Exchange Agent to such holder at the Effective Time, and shall instead be paid out by Parent or Exchange Agent to such holder on the date that such shares of Unvested Company Common Stock would have become vested under the vesting schedule in place for such shares immediately prior to or at the Effective Time (subject to the restrictions and other terms of such vesting schedule), less the amount of such newly Vested Cash which vests in escrow in accordance with Section 2.6(e); provided, however, that Parent may in its discretion make all such required payments to holders of Unvested Cash on the last business day of each calendar month during which vesting occurs for administrative convenience. All amounts payable pursuant to this Section 2.6(f) shall be subject to any required withholding of Taxes and shall be paid without interest. A portion of such newly Vested Cash so distributed will be treated as imputed interest to the extent required under the Code and the regulations promulgated thereunder. All outstanding rights to repurchase shares of Unvested Company Common Stock that the Company may hold or similar restrictions in the Company’s favor immediately prior to the Effective Time (all such rights, the “Repurchase Rights”) shall be assigned to Parent in the Merger and shall thereafter be exercisable by Parent upon the same terms and subject to the same conditions that were in effect immediately prior to the Effective Time, subject to the terms of the applicable agreement, except that Repurchase Rights may be exercised by Parent retaining the Unvested Cash and Unvested Parent Common Stock into which such shares of the Company Unvested Common Stock have been converted and paying to the former holder thereof the repurchase price in effect for each such share subject to that Repurchase Right immediately prior to the Effective Time. Following the Effective Time, no Unvested Cash or shares of Unvested Parent Common Stock, or right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Parent, or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of such Person, prior to the distribution to such Person of such Unvested Cash and shares of Unvested Parent Common Stock in accordance with this Agreement.

          (g) Withholding Taxes. Parent, the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any Merger Consideration otherwise payable or issuable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under any applicable provision of federal, local or foreign Tax law or under any applicable legal requirement. Any such deduction shall be withheld first from the Cash Consideration payable pursuant to this Agreement and, to the extent that such cash amounts are insufficient, from the Stock Consideration issuable pursuant to this Agreement, it being understood and hereby agreed that the number of shares of Parent Common Stock to be so deducted from the Stock Consideration shall be determined by dividing the amount required to be so deducted or withheld by the closing price of one share of Parent Common Stock on The Nasdaq National Market on the last full trading day prior to the Closing. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (h) No Fractional Shares. No fraction of a share of Parent Common Stock shall be issued by virtue of the Merger, but in lieu thereof each Company Stockholder and each Company Optionholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (determined after aggregating all fractional shares of Parent Common Stock that would otherwise be receivable by such Company Stockholder or Company Optionholder pursuant to the Merger in respect of all shares of Company Capital Stock held by such Company Stockholder or issuable upon exercise of Company Options by a Company Optionholder) shall, upon surrender of such holder’s Company Stock Certificates or exercise of such Company Optionholder’s Company Option, be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying (x) such fraction by (y) the Parent Trading Price.

     2.7 Dissenting Shares for Holders of Company Capital Stock.

          (a) Notwithstanding anything to contrary set forth in this Agreement, any shares of Company Capital Stock that are held by a holder who has not effectively withdrawn or lost such holder’s appraisal, dissenters’ or similar rights for such shares under Delaware Law or California Law (“Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration payable and issuable in respect of such shares of Company Capital Stock pursuant to this Agreement, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law and/or California Law, as applicable.

          (b) Notwithstanding the provisions of Section 2.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its appraisal or dissenter’s rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s Dissenting Shares shall then cease to be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Merger Consideration payable or issuable in respect of such shares of Company Capital Stock pursuant to this Agreement, without interest thereon, upon surrender of the certificate representing such shares.

          (c) The Company shall give Parent (i) prompt notice of any written demand for dissenters’ rights received by the Company pursuant to the applicable provisions of Delaware Law and/or California Law, as applicable, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent or if directed to do so by a court order or judgment, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent or the Company (i) shall make any payment or payments in respect of any Dissenting Shares in excess of the Merger Consideration that otherwise would have been payable or issuable in respect of such shares under this Agreement, or (ii) incurs any other costs or expenses in respect of any Dissenting Shares (excluding payments for such shares) (together “Dissenting Share Payments”), Parent shall be entitled to indemnification in respect of such Dissenting Share Payments pursuant to Article VIII.

     2.8 Surrender of Certificates.

          (a) Exchange Agent. Parent’s transfer agent, or another bank or trust company selected by Parent, shall serve as the exchange agent (the “Exchange Agent”) for the Merger.

          (b) Parent to Provide Cash and Parent Common Stock. At the Closing, (i) Parent shall make available to the Exchange Agent for exchange in accordance with this Agreement: (A) an amount of cash equal to the Cash Consideration (less the Escrow Amount), and (B) a number of shares of Parent Common Stock equal to the Stock Consideration (together, such Cash Consideration and Stock Consideration, the “Exchange Fund”), and (ii) Parent shall deposit with the Escrow Agent the Escrow Amount.

          (c) Exchange Procedures. At the Closing, Parent shall mail a letter of transmittal (the “Letter of Transmittal”), in such form and having such provisions as Parent may reasonably determine (including (i) that the delivery shall be effected, and risk of loss and title to the shares of Company Capital Stock shall pass, only upon proper delivery of the Company Stock Certificates to the Exchange Agent, and (ii) that each Company Stockholder shall acknowledge (A) such stockholder’s indemnification obligations under this Agreement, (B) the deposit of such stockholder’s Pro Rata Portion of the Escrow Amount into the Escrow Fund as security for such indemnification obligations, and (C) the appointment of the Stockholder Representative under this Agreement, to act for and on behalf of such Company Stockholder as set forth herein), a Market Standoff Agreement in the form attached hereto as Exhibit C collectively, the “Market Standoff Agreements”) and instructions for use in effecting the surrender of the Company Stock Certificates and delivery of executed copies of the Market Standoff Agreement in exchange for (and as a condition precedent to) receipt of the cash payable and certificates representing shares of Parent Common Stock issuable pursuant to this Agreement by each Company Stockholder at the address set forth opposite each such Company Stockholder’s name on the Spreadsheet (or, upon written instruction from a Company Stockholder so directing the Exchange Agent and accompanied by payment for any associated fees and expenses delivered to Exchange Agent at the time of delivery of the stock certificates, delivery of such shares of Parent Common Stock electronically to such requesting Company Stockholder’s brokerage account in accordance with the Exchange Agent’s customary policies and procedures). Subject to the terms of this Agreement, upon the surrender of a Company Stock Certificate for cancellation to the Exchange Agent, together with such Letter of Transmittal and Market Standoff Agreement, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificate shall be entitled to receive from the Exchange Agent as promptly as practicable (and in any event no later than ten (10) business days) following the date all required documentation has been delivered to the Exchange Agent in exchange therefor, (i) cash in an amount equal to the portion of the Cash Consideration to which such holder is entitled pursuant to this Agreement (without interest), less such holder’s Pro Rata Portion of Escrow Amount, and (ii) a certificate representing the portion of the Stock Consideration to which such holder is entitled pursuant to this Agreement, (iii) cash in lieu of any fractional shares to which such holder is entitled pursuant to this Agreement, and (iv) any dividends or other distributions to which such holder is entitled pursuant to this Agreement, and the Company Stock Certificate so surrendered shall be canceled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, from and after the Effective Time and for all corporate purposes, to evidence only the right to receive the foregoing Merger Consideration, fractional shares and dividends and other distributions.

          (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate as provided above. Subject to applicable law, following surrender of any such Company Stock Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor along with cash and payment in lieu of fractional shares payable pursuant to this Agreement at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

          (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock are to be issued pursuant to this Agreement to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required under applicable law by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

          (f) No Liability. Notwithstanding anything to the contrary in this Agreement, neither the Exchange Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (g) Adjustments to Exchange Ratios. The Cash Exchange Ratio, the Stock Exchange Ratio and the Option Exchange Ratio shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock occurring on or after the date hereof and prior to the Effective Time.

          (h) Investment of Exchange Fund. The Exchange Agent shall invest the cash in the Exchange Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to the Company Stockholders pursuant to this Agreement. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to the Company Stockholders pursuant to this Agreement shall promptly be paid to Parent. Any loss or other reduction resulting from such investment shall be reimbursed by Parent such that the total cash in the Exchange Fund shall at all times be an amount equal to or greater than the Cash Consideration payable at Closing less amounts previously paid to holders of Company Stock Certificates pursuant to this Agreement.

          (i) Exchange Agent to Return Cash Consideration. At any time following the six (6) month anniversary of the Closing Date, Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign all cash amounts and shares of Parent Common Stock that have been deposited with the Exchange Agent pursuant to this Agreement, and any and all interest thereon or other income or proceeds thereof, not disbursed to the holders of Company Stock Certificates pursuant to this Agreement, and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent only as general creditors thereof with respect to any and all cash amounts and shares of Parent Common Stock that may be payable or issuable to such holders of Company Stock Certificates pursuant to this Agreement upon the due surrender of such Company Stock Certificates and duly executed letters of transmittal and related documents (if any) in the manner set forth in this Agreement. No interest shall be payable for the cash amounts delivered to Parent pursuant to the provisions of this Section 2.8(i) and that are subsequently delivered to the holders of Company Stock Certificates.

     2.9 No Further Ownership Rights in Company Capital Stock. The cash and shares of Parent Common Stock issued in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Company Capital Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Agreement.

     2.10 Lost, Stolen or Destroyed Certificates. In the event that any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon (i) the making of an affidavit of that fact by the holder thereof, (ii) the execution of an indemnification agreement in customary form and substance reasonably satisfactory to Parent, and (iii) if required by the transfer agent for Parent Common Stock in accordance with its customary policies, the payment of a bond in an amount to be determined by such transfer agent in accordance with its customary policies, against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed, the amount of cash and certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to this Agreement, cash for fractional shares, if any, as may be required pursuant to this Agreement and any dividends or distributions payable pursuant to this Agreement.

     2.11 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, the Surviving Corporation and the officers and directors of Parent and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

     2.12 Tax Consequences. (i) The Merger is intended to qualify as a reorganization within the meaning of the provisions of Section 368(a) of the Code; (ii) the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations; and (iii) each of the Company, Merger Sub and Parent shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code. However, Parent makes no representations or warranties to the Company or to any securityholder of the Company regarding the tax treatment of the Merger, or any of the Tax consequences to the Company or any securityholder of the Company relating to the Merger, this Agreement, or any of the other transactions or agreements contemplated hereby. The Company acknowledges that it and its securityholders are relying solely on their own Tax advisors in connection with the Merger, this Agreement and the other transactions and agreements contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

THE COMPANY

     Subject to any exceptions that are specifically disclosed in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement, dated as of the date hereof (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as follows (it being understood and hereby agreed that (i) the information set forth in the Company Disclosure Schedule shall be disclosed under separate section and subsection references that correspond to the sections and subsections of this Article III to which such information relates, and (ii) the information set forth in each section and subsection of the Company Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section or subsections of this Article III, and (B) any other representations and warranties set forth in this Article III if and solely to the extent that it is reasonably apparent on the face of such disclosure (without reference to the documents referenced therein) that it applies to such other representations and warranties):

     3.1 Incorporation, Standing and Power. The Company and each of its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company and its Subsidiaries have the requisite corporate power and authority to own, lease and operate their respective assets and properties and to carry on their respective businesses as they are now being conducted. The Company and its Subsidiaries are duly qualified or licensed as foreign corporations to do business, and in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their activities makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not been, and would not reasonably be expected to be, either individually or in the aggregate, material to the Company. The Company has delivered a true and correct copy of its certificate of incorporation and bylaws and equivalent organizational documents of each of its Subsidiaries, each as amended to date and in full force and effect on the date hereof, to Parent or its advisors. Section 3.1 of the Company Disclosure Schedule lists the directors and officers of the Company and each of its Subsidiaries. The operations now being conducted by the Company are not now and have never been conducted by the Company under any trade name, other than “Decru”.

     3.2 Company Capital Structure.

          (a) The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock, $0.001 par value per share, of which 17,605,430 shares are issued and outstanding as of the date hereof, and 40,000,000 shares of Company Preferred Stock, $0.001 par value per share, of which (i) 15,300,000 are designated Company Series A Preferred Stock, all of which are issued and outstanding as of the date hereof, and (ii) 21,400,000 shares are designated Company Series B Preferred Stock, 20,017,358 of which are issued and outstanding as of the date hereof. As of the date hereof, the Company Capital Stock is held by the persons with the domicile addresses and in the amounts set forth in Section 3.2(a) of the Company Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the certificate of incorporation or bylaws of the Company, or any agreement to which the Company is a party or by which it is bound, and have been issued in compliance with applicable federal, state and foreign securities laws. Section 3.2(a) of the Company Disclosure Schedule sets forth all outstanding shares of Unvested Company Common Stock, indicating the name of the applicable Company Stockholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. As of the date of this Agreement, the Company has no other capital stock authorized, issued or outstanding other than as set forth in Section 3.2 of the Company Disclosure Schedule.

          (b) Except for the Company Option Plan, the Company has never adopted or maintained any other Company stock option plan or other plan providing for equity compensation of any Person. The Company has not granted any options or other compensation rights to purchase or acquire Company Capital Stock other than pursuant to the Company Option Plan. The Company has reserved 7,388,157 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the exercise of options granted and the grant of restricted stock awards under the Company Option Plan, of which (i) 2,677,117 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options (whether vested or unvested) granted under the Company Option Plan, (ii) 3,720,087 shares (net of Company repurchases) have been issued, as of the date hereof, upon the exercise of options granted under the Company Option Plan and (iii) 53,000 shares (net of Company repurchases) of Company Common Stock (some of which shares constitute Unvested Company Common Stock on the date hereof) have been issued pursuant to restricted stock agreements under the Company Option Plan and are issued and outstanding on the date hereof and are included in the Company Common Stock outstanding as reflected in 3.2(a) above. Section 3.2(b)(i) of the Company Disclosure Schedule sets forth for each outstanding Company Option, the name of the holder of such option, the domicile address of such holder, the number of shares of Company Capital Stock issuable upon the exercise of such option, the exercise price of such option, the vesting schedule for such option, including the extent vested to date, and whether such option is intended to qualify as an incentive stock option as defined in Section 422 of the Code. All Company Options have been issued in compliance with all applicable federal, state and foreign securities laws. Except for the Company Options set forth in Section 3.2(b)(i) of the Company Disclosure Schedule, as of the date of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem (except for repurchase rights in favor of the Company provided under restricted stock agreements for the acquisition of Unvested Company Common Stock, all of which agreements have been provided to Parent), or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The forms of agreement pursuant to which such Company Options and shares of Unvested Company Common Stock have been issued have been provided to Parent or its advisors. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. Except as contemplated by the Voting Agreements, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. All holders of Company Options and shares of Unvested Company Common Stock are current employees of the Company.

          (c) Section 3.2(b) of the Company Disclosure Schedule sets forth the outstanding principal, accrued interest and applicable rate of interest on all loans outstanding on the date hereof from any Company Stockholder to the Company.

     3.3 Subsidiaries. The Company does not have, and has never had, any Subsidiaries and does not otherwise own, and has never otherwise owned, any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity or have any ongoing obligation to purchase any shares of capital stock or other ownership interests with respect thereto.

     3.4 Authority; Enforceability.

          (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize this Agreement and the transactions contemplated hereby, subject only to the affirmative approval of the Merger, this Agreement and the transactions contemplated hereby by (i) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class, (ii) the holders of a majority of the outstanding shares of Company Common Stock, voting together as a single class, (iii) the holders of a majority of the outstanding shares of Company Preferred Stock, voting together as a single class (the “Requisite Stockholder Approval”). The Requisite Stockholder Approval is the only approval of the Company Stockholders that is necessary to approve and adopt this Agreement and the transactions contemplated hereby under applicable law, the Company’s certificate of incorporation and bylaws and any Contract to which the Company is a party. As of the date of this Agreement, the board of directors of the Company has unanimously (acting without the participation of David Strohm)

(i) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) declared advisable this Agreement and approved this Agreement and the transactions contemplated hereby, and (iii) determined to recommend that the Company Stockholders adopt this Agreement and approve the Merger.

          (b) This Agreement and the agreements contemplated hereby to which the Company is or will be a party have been or will be duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes, or will constitute, the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

     3.5 No Conflict. The execution and delivery by the Company of this Agreement does not, and the consummation by the Company of the transactions contemplated hereby will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the certificate of incorporation or bylaws of the Company, (ii) any material Contract to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its Subsidiaries or any of their respective properties (whether tangible or intangible) or assets. Following the Effective Time, the Surviving Corporation, will (assuming that the Surviving Corporation performs its obligations under such Contracts in a manner consistent with the Company’s past practices) be permitted to exercise all of the Company’s and its Subsidiaries’ rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company or its Subsidiaries would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred. The Company and its Subsidiaries are not required to obtain any consent, notice, waiver or approval from any party to any such material Contract (so as to avoid a Conflict) in connection with the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby.

     3.6 Governmental Consents. No consent, waiver, approval, order, permit or authorization of, or registration, declaration or filing with any Governmental Authority (disregarding for purposes of this Section 3.6 any reference to those Contracts with Governmental Authorities that are not required to be listed in Section 3.5 of the Company Disclosure Schedule) is required by or with respect to the Company or its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the applicable requirements, if any, of the Securities Act, the Exchange Act and state securities laws (“Blue Sky Laws”), (ii) if applicable, the rules and regulations of The Nasdaq Stock Market, Inc., (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iv) the issuance by the California Commissioner of Corporations (the “California Commissioner”) of the permit (the “Permit”) under Section 25121 of the California Corporate Securities Law of 1968, as amended, and the rules and regulations promulgated thereunder (“California Securities Law”) for the qualification of the offer and sale of the Merger Consideration in exchange for the Company Capital Stock and Company Options, (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and other similar anti-trust requirements of foreign Governmental Authorities and (vi) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, have an effect on the legality, validity or enforceability of this Agreement.

     3.7 Company Financial Statements.

          (a) Section 3.7 of the Company Disclosure Schedule sets forth (i) the Company’s balance sheets as of April 30, 2004 and 2003, and the related statements of income and cash flows and Company Stockholders’ equity for the twelve month periods then ended, and (ii) a balance sheet as of April 30, 2005 and the related unaudited statements of income and cash flows and Company Stockholders’ equity for the twelve month period then ended (the “Unaudited Company Financial Statements” and, together with audited financial statements referred to above, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP consistently applied on a basis consistent throughout the periods indicated and consistent with each other (except that the Unaudited Company Financial Statements do not contain footnotes and other presentation items that may be required by GAAP). The Company Financial Statements present fairly in all material respects the Company’s financial condition and operating results as of the dates and during the periods indicated therein, subject in the case of Unaudited Company Financial Statements to (i) the absence of footnotes and (ii) normal year-end adjustments which would not be material in amount or significance in any individual case or in the aggregate. The Company’s unaudited balance sheet as of April 30, 2005 is referred to herein as the “Current Balance Sheet.”

          (b) The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the board of directors of the Company and

(iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the Company’s financial statements. The Company has no Knowledge of, and the Company’s independent auditors have not identified to the Company, (i) any significant deficiency or material weakness in the system of internal accounting controls used by the Company which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants or directors of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or (iii) any claim or allegation regarding any of the foregoing.

     3.8 No Undisclosed Liabilities. The Company and its Subsidiaries do not have any liabilities or obligations (whether fixed or accrued, absolute or contingent, matured or unmatured, determined or determinable, known or unknown) of a nature required to be reflected on or reserved against in financial statements that are prepared in accordance with GAAP, except for (i) liabilities and other obligations that are reflected on or reserved against the Current Balance Sheet, (ii) liabilities and other obligations that have arisen in the ordinary course of business consistent with past practices since the date of the Current Balance Sheet and prior to the date hereof, which are not material in amount or significance, (iii) liabilities and other obligations that arise subsequent to the date hereof in the ordinary course of business consistent with past practice, (iv) liabilities and other obligations under executory Contracts by which the Company or its Subsidiaries is bound, and (v) liabilities and other obligations incurred pursuant to or in connection with the execution, delivery or performance of this Agreement.

     3.9 No Changes. Between the date of the Current Balance Sheet and the date of this Agreement, there has not been, occurred or arisen any:

          (a) material transaction by the Company or its Subsidiaries, except in the ordinary course of business as conducted on that date and consistent with past practices;

          (b) amendments or changes to the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, except as expressly contemplated by this Agreement;

          (c) capital expenditure or commitment by the Company or its Subsidiaries exceeding $5,000 individually or $25,000 in the aggregate;

          (d) payment, discharge or satisfaction, in any amount in excess of $5,000 in any one case, or $25,000 in the aggregate, of any claim, liability or obligation (whether fixed or accrued, absolute or contingent, matured or unmatured, determined or determinable or otherwise), other than payment, discharge or satisfaction in the ordinary course of business of liabilities reflected on or reserved against in the Current Balance Sheet and current liabilities incurred since the Current Balance Sheet;

          (e) change in accounting policies or procedures (including any change in reserves for excess or obsolete inventory, doubtful accounts or other reserves, or depreciation or amortization policies or rates) by the Company or its Subsidiaries other than as required by GAAP;

          (f) change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (g) revaluation by the Company or its Subsidiaries of any of its assets (whether tangible or intangible);

          (h) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the agreements evidencing Company Options or the issuance of Unvested Company Common Stock;

          (i) material increase in the salary or other compensation payable or to become payable by the Company or its Subsidiaries to any of their officers, directors or Employees or the declaration, payment or commitment or obligation of any kind for the payment by the Company or its Subsidiaries of a severance payment, termination payment, bonus or other additional salary or compensation to any such Person (except pursuant to the Company’s pre-existing bonus plans and amounts earned thereunder as previously disclosed to Parent);

          (j) any termination or extension, or any amendment, waiver or modification of the terms, of any Contract required to be disclosed in Section 3.14 of the Company Disclosure Schedule (other than terminations in connection with the scheduled end of the term of such Contract);

          (k) except in the ordinary course of business consistent with past practices, sale, lease, sublease, license or other disposition of any of the material assets (whether tangible or intangible) or properties of the Company or its Subsidiaries, including the sale of any accounts receivable of the Company or its Subsidiaries, or any creation of any Lien (other than Permitted Liens) in such assets or properties;

          (l) loan by the Company or its Subsidiaries to any Person (except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices), incurring by the Company or its Subsidiaries of any indebtedness for money borrowed, guaranteeing by the Company or its Subsidiaries of any indebtedness for money borrowed, issuance or sale of any debt securities of the Company or its Subsidiaries or guaranteeing of any debt securities of others, except for trade payables and advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practices;

          (m) waiver or release of any material right or claim, including any write-off, discount or other compromise of any account receivable of the Company or its Subsidiaries, other than write-offs of accounts receivable in the ordinary course of business consistent with past practices;

          (n) the commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or its Subsidiaries;

          (o) notice of any claim or potential claim of ownership by any Person other than the Company or its Subsidiaries of the Company Intellectual Property owned by or developed or created by the Company or its Subsidiaries or of infringement by the Company or its Subsidiaries of any other Person’s Intellectual Property Rights;

          (p) (i) sale or license of any Company Intellectual Property or execution of any agreement with respect to the Company Intellectual Property with any Person, other than in the ordinary course of business, or (ii) purchase or license of any Intellectual Property Rights or execution of any agreement with respect to the Intellectual Property Rights of any Person (other than the Company), other than ordinary course shrink wrap software agreements for internal operations, (iii) agreement with respect to the development of any Intellectual Property Rights with a third party, or (iv) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property Rights to the Company;

          (q) circumstance, change, event or effect of any character that is or is reasonably likely to be material and adversely affect the Company; or

          (r) written or oral agreement by the Company or its Subsidiaries, or any officer or employee on behalf of the Company or its Subsidiaries, to do any of the things described in the preceding clauses (a) through (q), inclusive, of this Section 3.9 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

     3.10 Tax Matters.

          (a) The Company or its Subsidiaries have prepared and timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) required to be filed by them and relating to any and all Taxes concerning or attributable to the Company or its Subsidiaries or their respective operations, and such Returns are, in all material respects, true and correct and have been completed in accordance with applicable law.

          (b) The Company and its Subsidiaries have paid all Taxes required to be paid and has withheld or paid with respect to their respective Employees (and timely paid over to the appropriate Taxing authority) all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld or paid by them.

          (c) The Company and its Subsidiaries have not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company or its Subsidiaries, nor has the Company or its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (d) No audit or other examination of any Return of the Company or its Subsidiaries is presently in progress, nor has the Company or its Subsidiaries been notified of any request for such an audit or other examination.

          (e) To the Knowledge of the Company, no claim has ever been made by a taxing authority in a jurisdiction where the Company or its Subsidiaries does not file Returns that it is or may be subject to taxation by that jurisdiction.

          (f) As of the date of the Current Balance Sheet, neither the Company nor its Subsidiaries has any liabilities for unpaid Taxes that were not accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.

          (g) The Company has delivered to Parent copies of all Tax Returns for the Company filed for all periods since its inception.

          (h) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, “Liens”) on the assets of the Company or its Subsidiaries relating to or attributable to Taxes other than Permitted Liens.

          (i) None of the Company’s assets is treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

          (j) The Company (a) has never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) has never been a party to any tax sharing, indemnification or allocation agreement, (c) has no liability for the Taxes of any Person (other than Company or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group Tax relief within a jurisdiction or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise, and (d) has never been a party to any joint venture, partnership or other arrangement that is reasonably likely to be treated as a partnership for Tax purposes.

          (k) The Company has never been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

          (l) No adjustment relating to any Return filed by the Company has been proposed formally or, to the Knowledge of the Company, informally by any tax authority to the Company or any representative thereof.

          (m) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

          (n) The Company does not, and has never had, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

          (o) None of the outstanding indebtedness of the Company constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i), 163(l) or 279 of the Code or under any other provision of applicable law.

          (p) The Company has not engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

          (q) The Company will not be required to include any material income or gain or exclude any material deduction or loss from Taxable income as a result of (i) any change in method of accounting made prior to the Closing under Section 481(c) of the Code or (ii) closing agreement under Section 7121 of the Code executed prior to the Closing.

          (r) No Company Stockholder holds shares of Company Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

          (s) There is no Contract to which the Company or is a party, including the provisions of this Agreement, covering any employee or former employee of the Company that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

     3.11 Restrictions on Business Activities. There is no Contract, judgment, injunction, order or decree to which the Company or its Subsidiaries is a party or otherwise binding upon the Company and its Subsidiaries that has, or may reasonably be expected to have, the effect of prohibiting or impairing any material business practice of the Company or its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or its Subsidiaries, or otherwise limit the Company’s or its Subsidiaries’ ability to engage in any line of business or compete with or hire any Person. Without limiting the generality of the foregoing, neither the Company nor its Subsidiaries has entered into any agreement under which the Company or its Subsidiaries is restricted from selling, licensing or otherwise distributing any technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of any market.

     3.12 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

          (a) The Company and its Subsidiaries do not own any real property, nor has the Company or its Subsidiaries ever owned any real property. Section 3.12(a) of the Company Disclosure Schedule sets forth a list of all real property currently leased by the Company and its Subsidiaries or otherwise used or occupied by the Company and its Subsidiaries for the operation of its businesses (the “Leased Real Property”), the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the square footage of the premises leased thereunder and the aggregate annual rental payable under any such lease.

          (b) The Company and its Subsidiaries have provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (the “Lease Agreements”); and there are no other Lease Agreements for real property, affecting any Leased Real Property or to which Company or its Subsidiaries is bound. Each Lease Agreement constitutes the entire agreement of the landlord and the tenant thereunder, and no term or condition thereof has been modified, amended or waived except as shown in the copies of the Lease Agreements that have previously been delivered by the Company to Parent. Neither the Company nor its Subsidiaries has

transferred or assigned any interest in any such Lease Agreement, nor has the Company or its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person. All Lease Agreements are valid and enforceable (subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies). The Company and its Subsidiaries are not in default of any Lease Agreement, no rentals are past due, and no circumstance exists, which, with notice, the passage of time or both, could constitute a default of any material term under any Lease Agreement. Neither the Company nor its Subsidiaries has received any notice in writing of a default, alleged failure to perform, or any offset or counterclaim with respect to any Lease Agreement, which has not been fully remedied and withdrawn. The consummation of the transactions contemplated hereby will not affect the enforceability against any Person of any Lease Agreement or the rights of the Company, its Subsidiaries or the Surviving Corporation to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted.

          (c) Each Leased Real Property and all of its operating systems is suitable for the conduct of the business as presently conducted. No law, ordinance, regulation or restriction is, or as of the Closing Date will be, violated by the continued occupancy, maintenance, operation or use of any Leased Real Property in its present manner. No Lease Agreement will require the Company or its Subsidiaries to incur costs or expenses in excess of $50,000 for restoration of the premises subject to such Lease Agreement upon termination of such Lease Agreement.

          (d) The Company and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the personal properties and tangible assets, used, held for use in the conduct of the business of the Company and its Subsidiaries as currently conducted, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet and Liens securing debt that is reflected on the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable or that are being contested in good faith, (iii) such imperfections of title and encumbrances, if any, that do not detract from the value or interfere with the present use of the property subject thereto or affected thereby, and (iv) Permitted Liens.

          (e) All material items of equipment (collectively the “Equipment”) owned or leased by the Company and its Subsidiaries are (i) adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

     3.13 Intellectual Property.

          (a) Section 3.13(a) of the Company Disclosure Schedule contains a complete and accurate list (by name and version number) of all products, software or service offerings that have been sold, distributed, made commercially available, provided or otherwise disposed of by or for the Company or its Subsidiaries to third parties since the Company’s inception or which the Company or its Subsidiaries, as of the date hereof, plans to sell, distribute, make commercially available, provide or otherwise dispose of in the next twelve (12) months, including any products or service offerings under development (collectively, “Company Products”).

          (b) Section 3.13(b) of the Company Disclosure Schedule lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company and its Subsidiaries as of the date hereof (the “Company Registered Intellectual Property Rights”) and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property which proceedings or actions are pending as of the date hereof.

          (c) All necessary documents and certificates in connection with Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, as required under applicable law for the purposes of maintaining such Registered Intellectual Property Rights. There are no actions that must be taken by the Company or its Subsidiaries within one hundred twenty (120) days following the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. The Company and its Subsidiaries have not claimed “small business status” in the application for or registration of any Registered Intellectual Property Rights.

          (d) In each case in which the Company or its Subsidiaries has acquired or purported to acquire ownership of any Technology or Intellectual Property Right that is material to the conduct of the Company’s or its Subsidiaries’ business from any Person, the Company and its Subsidiaries have obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company (or its Subsidiaries). To the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company and its Subsidiaries have recorded each such assignment of a Registered Intellectual Property Right assigned to the Company or its Subsidiaries with the relevant Governmental Authority.

          (e) The Company has no Knowledge of any facts or circumstances that would render any Company Registered Intellectual Property Rights invalid or unenforceable.

          (f) All Company Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries presently conducted or currently contemplated to be conducted as of the date hereof is, and, as of immediately following the Effective Time will be, fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party, exclusive of any encumbrances created by Surviving Corporation and/or Parent.

          (g) Each item of Company Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries as presently conducted or currently contemplated to be conducted is free and clear of any Liens except for (i) non-exclusive licenses to use Company Products granted to end-user customers in the ordinary course of business and consistent with past practices, (ii) any rights or licenses granted pursuant to any of the Contracts listed in Section 3.13(o) of the Company Disclosure Schedule and (iii) Permitted Liens. The Company and its Subsidiaries are the exclusive owner or exclusive licensee of all Company Intellectual Property Rights. Without limiting the generality of the foregoing, (i) the Company and its Subsidiaries are the exclusive owners of all Trademark registrations that are included within Company Registered Intellectual Property Rights and (ii) the Company and its Subsidiaries own exclusively, and have good title to, all copyrighted works that the Company and its Subsidiaries purport to own.

          (h) The Company and its Subsidiaries have not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any material Technology or material Intellectual Property Right that is or was Company Intellectual Property, to any other Person. The Company and its Subsidiaries have not allowed the Company’s rights in material Technology or material Intellectual Property Right that is or was Company Intellectual Property to lapse or enter the public domain.

          (i) All Company Intellectual Property used by the Company and its Subsidiaries in the conduct of business of the Company and its Subsidiaries as such is presently conducted was written, invented, developed and created solely by either (i) employees of the Company and its Subsidiaries acting within the scope of their employment or (ii) by third parties who have assigned all of their rights, including Intellectual Property Rights therein, to the Company or its Subsidiaries, and no third party owns or has any rights to any such Company Intellectual Property.

          (j) The Company Intellectual Property and all other Intellectual Property Rights licensed by the Company and its Subsidiaries under Inbound License Agreements and set forth in Section 3.13(n) of the Company Disclosure Schedule constitutes all the Technology and Intellectual Property Rights used in the conduct of the business of the Company and its Subsidiaries as they currently are conducted and as presently proposed to be conducted, including the design, development, manufacture, use, import, sale, distribution and provision of Company Products.

          (k) No Person who has licensed to the Company and its Subsidiaries any Technology or Intellectual Property Rights has ownership rights or license rights to improvements or modifications made by the Company and its Subsidiaries in or to such Technology or Intellectual Property Rights.

          (l) The operation of the business of the Company and its Subsidiaries as they are currently conducted and, to the Knowledge of the Company, as currently proposed to be conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale, distribution and provision of Company Products, does not (and will not when conducted by Parent and/or Surviving Corporation in substantially the same manner following the Closing exclusive of any changes made to the operation of the business by Parent and/or Surviving Corporation) infringe or misappropriate any Intellectual Property Right of any Person or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received written notice from any Person claiming that such operation or any Company Product infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

          (m) Except for pending patent or trademark applications, neither the Company nor its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer, provision, sale or licensing of any of the Company Intellectual Property or Company Products by the Company or its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property or Company Products.

          (n) Section 3.13(n) of the Company Disclosure Schedule lists all material contracts, licenses and agreements (except for third party Software having an acquisition cost of less than $1,000 per copy that is generally commercially available and only used internally by the Company) to which the Company or its Subsidiaries is a party that grant the Company and its Subsidiaries license or other rights in or to any Technology or Intellectual Property Rights owned by a third party, (including agreements to provide or receive services related to Software or other Technology) (collectively, “Inbound License Agreements”). Neither the Company nor its Subsidiaries is in material breach of any Inbound License Agreement and, to the Knowledge of the Company, no other party to any such Inbound License Agreement is in material breach thereof or has failed to perform thereunder. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, termination or suspension of (or give the other party thereto the right to cause) any Inbound License Agreements and, following the Closing Date, both the Parent and the Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ rights and receive all of the Company’s and its Subsidiaries’ benefits (including payments) under such Inbound License Agreements in accordance with their terms to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than the ongoing fees, royalties or other payments that the Company and its Subsidiaries would otherwise have been required to pay to had the transactions contemplated by this Agreement not occurred.

          (o) Except for such provisions contained in end user agreements entered into by the Company and its Subsidiaries in the ordinary course of business, Section 3.13(o) of the Company Disclosure Schedule lists all unexpired contracts, licenses and agreements between the Company and its Subsidiaries on the one hand and any other Person on the other hand wherein or whereby the Company or its Subsidiaries has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation by the Company or its Subsidiaries or such other Person of the Intellectual Property Rights of any Person other than the Company and its Subsidiaries.

          (p) There are no Contracts between the Company and its Subsidiaries on the one hand and any other Person on the other hand with respect to the Company Intellectual Property under which Company or its Subsidiaries has provided or received written notice of any dispute regarding the scope of such agreement or performance under such agreement, including with respect to any payments to be made or received by the Company or its Subsidiaries thereunder.

          (q) To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property Rights.

          (r) The Company and its Subsidiaries have taken steps that are reasonably required to protect the confidential information and trade secrets of the Company and its Subsidiaries and Company’s and its Subsidiaries’ rights therein that are material to the conduct of the business of the Company and its Subsidiaries as presently conducted or currently contemplated to be conducted and to protect the confidential information and trade secrets provided by any other Person to the Company and its Subsidiaries pursuant to a contract requiring such protection. All employees of the Company and its Subsidiaries who have created or modified any of the Company Intellectual Property have signed the Company’s standard form of Employee Proprietary Information and Invention Agreement, which is attached to Section 3.13(r) of the Company Disclosure Schedule, pursuant to which all Technology and Intellectual Property Rights comprising Company Intellectual Property developed by such employees within the scope of their employment are assigned to Company.

          (s) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Surviving Corporation, by operation of law or otherwise, of any contracts or agreements entered into prior to the Closing Date to which the Company or its Subsidiaries is a party, will result subsequently in (i) either Parent’s or the Surviving Corporation’s granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, either of them, (ii) either the Parent’s or the Surviving Corporation’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either the Parent’s or the Surviving Corporation’s being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Surviving Corporation, respectively, prior to the Closing.

          (t) Section 3.13(t) of the Company Disclosure Schedule lists all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Materials”) that is integrated by the Company or its Subsidiaries in any of the Company Products, and describes generally the manner in which such Open Source Materials were used (such description shall include, whether the Open Source Materials were modified by the Company or any Subsidiary). The Company’s and its Subsidiaries’ use of Open Source Materials will not require that any software included with Company Products (other than such Open Source Materials themselves) must be (x) disclosed or distributed in source code form, (y) be licensed for the purpose of making derivative works, or (z) be redistributable at no charge or with any restriction on the consideration charged therefor.

          (u) The Company and its Subsidiaries have no material liability (and, to the Knowledge of the Company, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or its Subsidiaries giving rise to any material liability) for replacement, repair or redelivery of any Company Products sold, licensed, leased or delivered by the Company or its Subsidiaries to customers on or within two (2) years prior to the Closing Date or other damages in connection therewith in excess of any reserves therefor reflected on the Company Financial Statements. Copies of all current and standard form agreements used within the last two (2) years for the sale or license of Company Products, including any standard terms of use for Company Products offered through the Company’s Internet website, are attached to Section 3.13(u) of the Company Disclosure Schedule.

          (v) No (i) government funding; or (ii) facilities of a university, college, other educational institution or research center was used in the development of the Technology and Intellectual Property Rights owned by the Company or its Subsidiaries. To the Company’s Knowledge, no current or former employee of the Company or its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Technology or Intellectual Property Rights purported to be owned by the Company or its Subsidiaries, has performed services for any government, a university, college or other educational institution or a research center during a period of time during which such employee was also performing services for the Company or its Subsidiaries.

          (w) The Company and its Subsidiaries have complied in all material respects with all applicable U.S. and E.U. laws and its internal privacy policies relating to (i) the privacy of users of the Company Products and all Internet websites owned, maintained or operated by the Company and its Subsidiaries and (ii) the collection, storage, disclosure and transfer of any personally identifiable information collected by the Company or its Subsidiaries or by third parties having authorized access to such information on behalf of the Company or its Subsidiaries. The execution, delivery and performance of this Agreement will not result in any violation of any applicable U.S. and E.U. laws relating to privacy and with the Company’s privacy policies. Copies of all current and prior privacy policies of the Company, including the privacy policies included in the Company’s Internet website, are attached to Section 3.13(w) of the Company Disclosure Schedule.

          (x) Neither the Company nor its Subsidiaries nor any other Person acting on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any Person acting on its behalf to any Person of any Company Source Code. Section 3.13(x) of the Company Disclosure Schedule identifies each contract pursuant to which the Company or its Subsidiaries has deposited, or is or may be required to deposit, with an escrow-holder or any other Person, any Company Source Code, and describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 3.13(x), “Company Source Code” means, collectively, any Software source code or any material proprietary information or algorithm contained in any Software source code, embodied or incorporated in, or used to provide, any Company Product.

     3.14 Agreements, Contracts and Commitments.

          (a) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, nor are they bound by:

               (i) any Employee Agreement in effect as of the date of this Agreement, other than (A) Company Options and other than standard offer letters that do not contain terms regarding severance, change in control or similar payments or (B) agreements between the Company or any of its ERISA Affiliates and any consultant or contractor relating to the performance of services for the Company or any of its ERISA Affiliates (in either case, the forms of which have previously been provided to Parent);

               (ii) any agreement or plan (including any Company Option Plan, stock appreciation rights plan or stock purchase plan) any of the benefits of which could be increased, or the vesting of benefits of which could be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (except as required by this Agreement) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

               (iii) any lease of personal property providing for payments in excess of $25,000 individually or $100,000 in the aggregate;

               (iv) any agreement, contract or commitment relating to capital expenditures and involving future payments after the date hereof in excess of $25,000 individually or $100,000 in the aggregate;

               (v) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

               (vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money, extension of credit or security interest;

               (vii) any pending purchase order or contract for the purchase of materials involving in excess of $25,000 individually or $100,000 in the aggregate;

               (viii) any powers of attorney;

               (ix) any agreement containing any price protection, “most favored nation” or similar provisions;

               (x) any partnership, joint venture, strategic alliance or similar agreement;

               (xi) any material Contract to which an Interested Party is a party, other than Contracts relating to the acquisition of equity securities of the Company or relating to an Interested Party’s employment or service relationship with the Company;

               (xii) any dealer, distribution, joint marketing, development agreement, sales representative, original equipment manufacturer, value added, remarketer, reseller, or independent software vendor, or other agreement for marketing, sales, provision or distribution of the Company’s products, technology or services and that is material to the Company’s business; or

               (xiii) any other Contract, including any service, operating or management agreement or arrangement with respect to any of the Company’s properties (whether leased or owned), that involves in excess of $100,000 and is not cancelable without penalty within thirty (30) days.

          (b) The Company and its Subsidiaries are in compliance in all material respects with, and have not received notice prior to the date of this Agreement that they have breached, violated or defaulted under any of, the terms or conditions of any Contract required to be set forth on Section 3.14(a) of the Company Disclosure Schedule, nor has there occurred any event or condition that could reasonably be expected to constitute such a breach, violation or default by the Company or its Subsidiaries with the lapse of time, giving of notice or both. Each Contract required to be set forth on Section 3.14(a) of the Company Disclosure Schedule is in full force and effect (except to the extent that such Contracts are terminated in a manner permitted under Section 5.1(b)(iii)) and, to the Company’s Knowledge, no third party obligated to the Company or any of its Subsidiaries pursuant to any such Contract is subject to any default thereunder.

          (c) The Company has delivered to Parent true, correct and complete copies of all Contracts listed in Section 3.14(a) of the Company Disclosure Schedule, including all amendments, supplements, exhibits and ancillary agreements thereto.

     3.15 Interested Party Transactions.

          (a) Except for transactions involving salaries, bonuses and other compensation under employment contracts or employee benefit plans that have been provided to Parent, transactions involving the acquisition of equity securities from the Company, transactions involving reimbursement of expenses and other transactions entered into in the ordinary course of business consistent with past practices and related to such person’s capacity as an officer, director or employee of the Company, no officer or director of the Company or Company Stockholder holding more than five percent (5%) of the Company Capital Stock (nor any parent, sibling, descendent or spouse, of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest) (an “Interested Party”), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company or its Subsidiaries furnish or sell, (ii) any interest in any entity that purchases from or sells or furnishes to the Company or its Subsidiaries, any goods or services that are material to the Company’s business, or (iii) a beneficial interest in any Contract to which the Company or its Subsidiaries is a party; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation or mutual fund and holdings of an investment fund in which a director is a partner or member shall not be deemed to be an “interest in any entity” for purposes of this Section 3.15.

          (b) All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, the Company, that were either entered into after January 1, 2003 or pursuant to which there are continuing obligations to be performed or benefits to be received by the Company, have been on an arms’-length basis on terms no less favorable to the Company than would be available from an unaffiliated party.

     3.16 Company Authorizations. Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company and its Subsidiaries currently operate or hold any interest in any of their respective properties, or (ii) that is required for the operation of the Company’s and its Subsidiaries’ business as currently conducted or the holding of any such interest (collectively, the “Company Authorizations”) has been issued or granted to the Company and its Subsidiaries. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and its Subsidiaries to lawfully operate or conduct their business as currently conducted or hold any interest in their respective properties or assets.

     3.17 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company or its Subsidiaries, their respective properties (tangible or intangible) or any of their respective directors or officers (in their capacities as such) nor, to the Knowledge of the Company, is there any basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company or its Subsidiaries, any of their respective properties (tangible or intangible) or any of their respective directors or officers (in their capacities as such) by or before any Governmental Authority, nor, to the Knowledge of the Company, is there any basis therefor.

     3.18 Accounts Receivable. The Company has delivered to Parent a list of all accounts receivable of the Company and its Subsidiaries as of April 30, 2005, together with a range of days elapsed since invoice. All of the Company’s and its Subsidiaries’ accounts receivable arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, and represent valid obligations arising from sales actually made or services actually performed. No Person has any Lien (other than Permitted Liens) on any of the Company’s or its Subsidiaries’ accounts receivable and, as of the date of this Agreement, no request or agreement for deduction or discount has been made with respect to any of the Company’s or its Subsidiaries’ accounts receivable that are reflected in the Current Balance Sheet.

     3.19 Minute Books. The minutes of the Company and each of its Subsidiaries provided to Parent contain a materially complete and accurate summary of all meetings and actions by written consent of the board of directors (or committees thereof) of the Company and its Subsidiaries and contain accurate summaries of all Company Stockholder meetings and all Company Stockholder actions by written consent, and those of the Company’s Subsidiaries, since the time of incorporation of the Company and with respect to any Subsidiary, since the time such Subsidiary became a Subsidiary of the Company.

     3.20 Environmental Matters.

          (a) The Company and its Subsidiaries have not (i) operated any underground storage tanks at any property that the Company or its Subsidiaries has at any time owned, operated, occupied or leased, or (ii) except in a manner that would not result in liability to the Company and its Subsidiaries, released any amount of any substance that has been designated by any Governmental Authority or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or its Subsidiaries have at any time owned, operated, occupied or leased (other than office and janitorial supplies properly and safely maintained), except as would not be reasonably likely to result in material liability to the Company or its Subsidiaries.

          (b) The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law or in a manner that would result in liability to the Company, nor has the Company disposed of, transported, sold, distributed, recycled or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”).

          (c) The Company currently holds all material environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of the Company’s Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

          (d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company has no Knowledge of any fact or circumstance that could involve the Company in any environmental litigation or impose upon the Company any environmental liability. The Company has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company.

          (e) The Company has delivered to Parent all records in the Company’s possession concerning the Hazardous Materials Activities (if any) of the Company relating to its business and all environmental audits and environmental assessments of any Leased Real Property conducted at the request of, or otherwise in the possession of the Company. The Company has complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

          (f) To the Company’s Knowledge, there are no facts or circumstances likely to prevent or delay the ability of the Company to comply, when required, with the European Directives 2002/96/EC on Waste Electrical and Electronic Equipment (“WEEE Directive”) and 2002/95/EC on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (“RoHS Directive”). Section 3.20 of the Company Disclosure Schedule lists all Company products and components which are subject to the RoHS Directive.

     3.21 Brokers’ and Finders’ Fees. Neither the Company nor any of its Subsidiaries has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby. Section 3.21 of the Company Disclosure Schedule sets forth the principal terms and conditions of all agreements, written or oral, with respect to such fees, if any, and true and complete copies of each such agreement have been delivered to Parent.

     3.22 Employee Benefit Plans and Compensation.

          (a) Section 3.22(a) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement (other than agreements between the Company or any of its ERISA Affiliates and any consultant or contractor relating to the performance of services for the Company or any of its ERISA Affiliates). Neither the Company nor any ERISA Affiliate has any plan or commitment to establish, adopt or enter into any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law).

          (b) The Company has delivered to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters; (vii) all material communications to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company; (viii) all correspondence to or from any governmental agency relating to any Company Employee Plan (other than routine correspondence that is not expected to result in liability to the Company); (ix) all standard COBRA forms and related notices (or such forms and notices as required under comparable law); and (x) the three (3) most recent plan years discrimination tests for each Company Employee Plan (as applicable).

          (c) The Company and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has been determined to be so qualified or exempt by the IRS. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS or DOL, or any other Governmental Authority with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

          (d) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan or (iii) “multiple employer plan” as defined in ERISA or the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract and neither the Company nor any ERISA Affiliate maintains a “funded welfare plan” within the meaning of Section 419 of the Code.

          (e) No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.

          (f) Neither the Company nor any ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996.

          (g) Neither the Company nor any ERISA Affiliate is currently obligated to provide an Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Employee.

          (h) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. No payment or benefit which has been, will be or may be made by the Company or its ERISA Affiliates with respect to any Employee will be, or could reasonably be expected to be, characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code (“Section 280G Payments”). There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliates is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.

          (i) The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any workers’ compensation policy or long-term disability policy. Neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except as would not result in material harm to the Company.

          (j) No work stoppage or labor strike against the Company or any ERISA Affiliate is pending, threatened or reasonably anticipated. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated with respect to Employees. The Company has not incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law that remains unsatisfied.

          (k) Neither the Company nor any ERISA Affiliate currently, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

     3.23 Insurance. Section 3.23 of the Company Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and its affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). As of the date of this Agreement, the Company has no Knowledge of threatened termination of, or material premium increase with respect to, any of such policies.

     3.24 Compliance with Laws. The Company and its Subsidiaries and all assets and properties of the Company and its Subsidiaries have complied in all material respects with, are not in material violation of, and have not received any notices of pending violation with respect to, any foreign, federal, state or local statute, law or regulation.

     3.25 Warranties; Indemnities. Except for the warranties, indemnities and service level commitments contained in those Contracts set forth in Section 3.13(o) of the Company Disclosure Schedule and warranties implied by law, neither the Company nor its Subsidiaries has given any warranties, indemnities or service level commitments relating to products or technology sold or services rendered by the Company or its Subsidiaries.

     3.26 Complete Copies of Materials. The Company has delivered true and complete copies of each document (or summaries of same) that either is referenced in the Company Disclosure Schedule or that has been requested by Parent or its counsel.

     3.27 Information Statement. None of the information supplied or to be supplied by the Company for inclusion in the Information Statement will, at the time of the Hearing with the California Commissioner and at the time of any stockholder vote on this Agreement and the Merger (or, if applicable, at the time of any stockholder approval of this Agreement and the Merger becomes effective in accordance with applicable law), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is set forth in any of the foregoing documents.

     3.28 Inventory. The Company’s and the Subsidiaries’ inventory (the “Inventory”) is of good and merchantable quality in all material respects, and none of which is obsolete, damaged or defective, except for items which have been written off, or for which adequate reserves have been provided, in the most recently prepared balance sheet of the Company prior to the date this representation is provided.

     3.29 Customers. Section 3.29 of the Company Disclosure Schedule lists the customers who, in the fiscal year ended April 30, 2005, were the twenty (20) largest sources of revenues for the Company and the Subsidiaries, on a consolidated basis (each, a “Significant Customer”). As of the date of this Agreement, the Company and the Subsidiaries have no outstanding disputes concerning any material aspect of its products and/or services with any Significant Customer, and, as of the date of this Agreement, the Company has no Knowledge of any material dissatisfaction on the part of a Significant Customer with respect to the Company’s products and services nor any intent on the part of a Significant Customer to (a) terminate any Contract between such Significant Customer and the Company or its Subsidiaries, (b) refuse to pay any amount due from such Significant Customer to the Company or its Subsidiaries, (c) return products of the Company or its Subsidiaries, or (d) seek the exercise of any remedy against the Company or any Subsidiary.

     3.30 Suppliers. Section 3.30 of the Company Disclosure Schedule lists the suppliers who, in the fiscal year ended April 30, 2005, were the ten (10) largest suppliers of goods and services to the Company and its Subsidiaries, based on amounts paid (each, a “Significant Supplier”). The Company and the Subsidiaries have no outstanding disputes concerning the products and/or services provided by any Significant Supplier, and, as of the date of this Agreement, neither the Company nor any Subsidiary has any intent of (a) terminating any Contract with any Significant Supplier, (b) refusing to pay any amount due to any Significant Supplier, (c) returning any products to any Significant Supplier or (d) seeking to exercise any remedy against any Significant Supplier. As of the date of this Agreement, the Company has no Knowledge that any Significant Supplier intends to terminate any Contract between such Significant Supplier and the Company or any of its Subsidiaries or seek to exercise any remedy against the Company or any of its Subsidiaries.

     3.31 Foreign Corrupt Practices Act. Neither the Company nor its Subsidiaries (including any of its officers, directors and, to the Knowledge of the Company, its representatives) has taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

     3.32 Export Control Laws. The Company and its Subsidiaries have at all times conducted their export transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

          (a) The Company and its Subsidiaries have obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign national employees located in the United States and abroad (“Export Approvals”);

          (b) The Company and its Subsidiaries are in compliance with the terms of all applicable Export Approvals; and

          (c) The Company has no Knowledge that any of its employees are citizens or legal permanent residents of any of the following countries: Cuba, Iran, Libya, North Korea, Sudan, and Syria; and

          (d) No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

AND MERGER SUB

     Parent and Merger Sub hereby represent and warrant to the Company as follows:

     4.1 Incorporation, Standing and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

     4.2 Authority; Enforceability. Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent or Merger Sub and no further action is required on the part of Parent or Merger Sub to authorize this Agreement and the transactions contemplated hereby. This Agreement and the agreements contemplated hereby to which Parent and Merger Sub are a party, have been duly executed and delivered by the Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligations of the Parent and Merger Sub, enforceable against the Parent and Merger Sub in accordance with their respective terms. No vote of or other action by the holders of Parent’s Common Stock (or securities convertible into Parent’s Common Stock) is required (by law, by the Marketplace Rules of The Nasdaq Stock Market or otherwise) in connection with the execution, delivery or performance of this Agreement or the consummation by Parent of any of the transactions contemplated hereby.

     4.3 Capitalization. As of the date hereof, the authorized capital stock of Parent consists of (i) 885,000,000 shares of Parent Common Stock, $0.001 par value per share (“Parent Common”), and (ii) 5,000,000 shares of Parent Preferred Stock, par value $0.001 per share (“Parent Preferred”). At the close of business on June 14, 2005, (i) 369,002,994 shares of Parent Common were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (ii) 231,985,920 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s stock option and employee stock purchase plans, and (iii) no shares of Parent Preferred were outstanding. Except as set forth above, at the close of business on June 14, 2005, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. Except for certain rights of first refusal, lock-ups and other restrictions in favor of Parent with respect to sales of the securities issued pursuant to Parent’s stock plans and the forms of agreements used under such plans, and other than as described above, there are no other outstanding rights, options, warrants, preemptive rights, redemption rights, rights of first refusal or similar rights for the purchase or acquisition from Parent of any securities of Parent.

     4.4 Parent Common Stock. The Parent Common Stock to be issued pursuant to the Merger and pursuant to the Company Options assumed by Parent has been duly authorized and will, when issued in accordance with this Agreement, be validly issued, fully paid and non-assessable and will be free of any liens, encumbrances, preemptive rights and rights of first refusal.

     4.5 No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby will not, give rise to a Conflict under (i) any provision of the certificate of incorporation and bylaws of Parent or Merger Sub, (ii) any material Contract to which Parent or any of its respective properties or assets (whether tangible or intangible) are subject or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their respective properties or assets (whether tangible or intangible), except in the case of (ii) or (iii) where such Conflict would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or have an effect on the legality, validity or enforceability of this Agreement.

     4.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any third party including a party to any agreement with Parent or Merger Sub (so as not to give rise to any Conflict), is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the applicable requirements, if any, of the Securities Act, the Exchange Act and Blue Sky Laws, (ii) if applicable, the rules and regulations of The Nasdaq Stock Market, Inc., (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) the issuance of the Permit by California Commissioner, (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act and other similar anti-trust requirements of foreign Governmental Authorities, and (vi) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, have an effect on the legality, validity or enforceability of this Agreement.

     4.7 Brokers’ and Finders’ Fees. Neither Parent nor Merger Sub has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

     4.8 SEC Documents; Parent Financial Statements. Parent has made available to the Company each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement and other filing filed with the SEC by Parent since April 30, 2004 (collectively, the “Parent SEC Documents”). In addition, Parent has made available to the Company all exhibits (subject to redaction) to the Parent SEC Documents filed prior to the date hereof. As of their respective filing dates (or if amended or supplemented by a filing, then on the date of such subsequent filing), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent, including the related notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates and were prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act). The Parent Financial Statements fairly present in all material respects the consolidated financial condition and operating results of Parent and its subsidiaries at the dates and during the periods indicated therein (except that unaudited statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments).

     4.9 Information Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion in the Information/Solicitation Statement will, at the time of the Hearing with the California Commissioner and at the time of any stockholder vote on this Agreement and the Merger (or, if applicable, at the time of any stockholder approval of this Agreement and the Merger becomes effective in accordance with applicable law), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is set forth in any of the foregoing documents.

     4.10 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     4.11 No Changes. During the period from the date of the most recent consolidated balance sheet included in the Parent SEC Documents through the date of this Agreement, there has not been a Parent Material Adverse Effect.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

     During the time period from the date hereof until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article IX, the Company covenants and agrees with Parent as follows:

     5.1 Conduct of Business of the Company.

          (a) Except as expressly contemplated by this Agreement, as set forth in Section 5.1(a) of the Company Disclosure Schedule, or as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), the Company shall operate its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay its debts and Taxes when due, pay or perform its other obligations when due, and, to the extent not inconsistent with such business, shall use its reasonable best efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with its material customers, suppliers, distributors, licensors, licensees, and others having business dealings with it.

          (b) Except as expressly contemplated by this Agreement, as set forth in Section 5.1(b) of the Company Disclosure Schedule, or as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or to ensure that the Company complies with applicable laws and regulations and pre-existing contractual obligations, the Company shall not (and shall cause its Subsidiaries not to):

               (i) make any capital equipment expenditure or enter into any commitment therefor exceeding $25,000 individually or $100,000 in the aggregate;

               (ii) (A) sell, license or transfer to any Person any rights to any Company Intellectual Property or enter into any agreement with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property Rights of any Person, except in the ordinary course of business, (B) buy or license any Intellectual Property Rights or enter into any agreement with respect to the Intellectual Property Rights of any Person, except in the ordinary course of business, (C) enter into any agreement with respect to the development of any Intellectual Property Rights with a third party, (D) or change pricing or royalties charged by the Company to its customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to the Company;

               (iii) terminate (except in connection with an end of term scheduled as of the date of this Agreement) or amend, waive or modify the terms of, any Contract disclosed on the Company Disclosure Schedule (except for amendments, waiver or modifications to Contracts with customers of the Company in connection with a scheduled end of term or renewal) , or extend any Contract disclosed on the Company Disclosure Schedule outside of the ordinary course of business, or enter into any Contract that would have been required to have been disclosed on Section 3.11, Section 3.12 or Section 3.13(a) of the Company Disclosure Schedule had such Contract been entered into prior to the date hereof (or agree to do any of the foregoing set forth in this Section 5.1(b)(iii));

               (iv) engage in or enter into any material transaction or commitment, or relinquish any material right, outside the ordinary course of the Company’s business consistent with past practice;

               (v) enter into (except in the ordinary course of business) or materially amend, waive or modify (except for amendments, waiver or modifications to Contracts with customers of the Company in connection with a scheduled end of term or renewal) the terms of any Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company;

               (vi) commence or settle any litigation, other than (A) to enforce its rights under this Agreement or (B) for the routine collection of bills.

               (vii) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor) except in accordance with the agreements evidencing Company Options or upon conversion of Company Preferred Stock; provided, however, that the Company may, in the ordinary course of business and in amounts and with other material terms consistent with past practice, grant Company Options (A) to Employees hired after the date hereof and (B) in which the aggregate amount of shares issuable pursuant to such grants of Company Options shall not exceed 500,000, and (C) repurchase shares of Company Capital Stock in connection with repurchase rights contained in restricted stock agreements evidencing the issuance of such shares;

               (viii) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of Company Capital Stock or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities convertible into Company Capital Stock, other than issuances of Company Common Stock pursuant to exercises of Company Options in accordance with their terms or the conversion of Company Preferred Stock and repurchases of Company Capital Stock in connection with repurchase rights existing on the date hereof or granted following the date hereof in connection with the issuance of Company Options permitted by clause (vii) above;

               (ix) cause or permit any amendments to its certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries;

               (x) acquire or agree to acquire by merging or consolidating with, or by purchasing (outside of the ordinary course of business consistent with past practice) any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

               (xi) sell, lease, license or otherwise dispose of any of its properties or assets, including the sale of any accounts receivable of the Company, except properties or assets (whether tangible or intangible) that are not Company Intellectual Property and only in the ordinary course of business and consistent with past practices (it being understood that such activities are governed by clause (ii) above); or grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge (other than Permitted Liens) affecting any material owned tangible property or material leased tangible or real property or any part thereof; convey, assign, sublease, license or otherwise transfer all or any portion of any owned material tangible property or any leased material tangible or material real property or any interest or rights therein;

               (xii) incur any Indebtedness or issue or sell any debt securities or guarantee any debt securities or other obligations of others;

               (xiii) grant any loans to others (other than advances to employees for travel and business expenses in the ordinary course of business consistent with past practices) or purchase debt securities of others or amend the terms of any outstanding loan agreement;

               (xiv) grant any severance or termination pay (in cash or otherwise) to any Employee, including any officer, except payments made pursuant to written agreements outstanding on the date hereof and disclosed in the Company Disclosure Schedule;

               (xv) adopt or amend any Company Employee Plan, enter into any Employee Agreement (other than (A) customary “offer letters” for new hires that are “at will” employment arrangements and (B) agreements with consultants or contractors that are not in the aggregate material to the Company), pay or agree to pay any special bonus or special remuneration to any Employee, or increase or agree to increase the salaries, wage rates, or other compensation or benefits of its Employees, except payments made pursuant to written agreements outstanding on the date hereof and disclosed in the Company Disclosure Schedule;

               (xvi) accelerate (either partially or fully) the vesting or exercisability of any Company Options; except as provided for under the terms of existing Company Options and related agreements providing for such acceleration;

               (xvii) revalue any of its assets (whether tangible or intangible), including, without limitation, writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the ordinary course of business and consistent with past practice;

               (xviii) pay, discharge or satisfy, in an amount in excess of $100,000 in the aggregate, any claim, liability, loan or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) or enter into a commitment or transaction to do any of the same, in each case other than the payment, discharge or satisfaction of liabilities (or the entering into a commitment or transaction to do any of the same) incurred in the ordinary course of business or reflected or reserved against in the Current Balance Sheet;

               (xix) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

               (xx) enter into any licensing or distribution Contract or arrangement outside of the ordinary course of business or enter into any joint venture, strategic alliance or joint marketing or any similar Contract or arrangement;

               (xxi) hire, offer to hire or terminate any employees, or encourage any employees to resign from the Company, in each case, other than hires as contemplated in Exhibit D, attached hereto;

               (xxii) change the Company’s accounting policies or procedures, including with respect to reserves for doubtful accounts, or payment or collection policies or practices;

               (xxiii) waive or release any material right or claim, including any write-off, discount or other compromise of any account receivable of the Company, other than write-offs of accounts receivable in the ordinary course of business consistent with past practices; or

               (xxiv) take, or agree in writing or otherwise to take, any of the actions described in Section 5.1(b)(i) through Section 5.1(b)(xxiii), inclusive, or any other action that would (A) prevent the Company from performing its covenants hereunder in any material respect, or (B) cause or result in any of its representations and warranties set forth herein being untrue or incorrect in any material respect.

          (c) Notwithstanding the provisions of this Section 5.1, the Company shall be expressly permitted to purchase up to a six-year pre-paid “tail” extension of its existing directors’ and officers’ and fiduciary liability insurance policy providing for coverage limits and other terms and conditions that are no more favorable to the beneficiaries thereof, in the aggregate, than the existing coverage limits and other terms and conditions as the Company’s existing directors’ and officers’ and fiduciary liability insurance policy and covering periods prior to the Effective Time but only with respect to claims arising from facts or events which occurred at or before the Effective Time.

     5.2 No Solicitation.

          (a) Subject to Sections 5.2(d) and 6.2(b), neither the Company nor any of its Subsidiaries will, nor will any of them authorize or permit any of their respective officers, directors, affiliates, or Employees or any investment banker, agent or other representative retained by any of them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce (or assist in or cooperate with any Person in) the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), (ii) enter into, participate in, maintain or continue any communications (except solely to communicate the existence of these provisions) or negotiations regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any securityholders of Company or any Subsidiary, (vi) consummate or otherwise effect a transaction providing for any acquisition of the Company as contemplated in Section 5.2(b) or (vii) disclose or make available any information not customarily disclosed to any Person concerning the Company’s businesses, properties, assets or technologies, or afford to any Person access to its properties, technologies, books or records in a manner that could reasonably be expected to lead to an Acquisition Proposal. Each of the Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal.

          (b) “Acquisition Proposal” shall mean, with respect to the Company, any agreement, offer, proposal or indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Parent), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest (including any request for information from the Company or the Company Representatives that could reasonably be expected to lead to an Acquisition Proposal), relating to, or involving the acquisition of all or a significant portion of the Company’s businesses, properties, assets or technologies, or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, reorganization, purchase of assets, tender offer, license or otherwise (other than issuances of Company Capital Stock pursuant to the exercise of outstanding Company Options or conversion of Company Preferred Stock).

          (c) The Company shall promptly notify Parent orally and in writing after any director or officer of the Company becomes aware of receipt by the Company and/or any Company Representatives of (i) any Acquisition Proposal, (ii) any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or (iii) any request for information by any Person or Persons (other than Parent) not customarily disclosed to any Person concerning the Company’s businesses, properties, assets or technologies that could reasonably be expected to lead to an Acquisition Proposal. Such notice shall describe (1) the terms and conditions of such Acquisition Proposal, inquiry, proposal, offer, notice or request, and (2) the identity of the Person or Group (as defined in Section 13(d) of the Exchange Act) making any such Acquisition Proposal, inquiry, proposal, offer, notice or request. The Company shall keep Parent fully informed of the status and details of, and any modification to, any such Acquisition Proposal, inquiry, proposal or offer and any correspondence or communications related thereto and shall provide to Parent a true, correct and complete copy of such Acquisition Proposal, inquiry, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company shall provide Parent with 24 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to discuss any Acquisition Proposal.

          (d) In the event that any Person submits to the Company (and does not withdraw) a Superior Proposal (as defined in Section 6.2(b)) or an unsolicited, written, bona fide Acquisition Proposal that the Company Board determines in good faith (after consultation with its outside legal counsel) is, or would reasonably be expected to become, a Superior Proposal, then notwithstanding Section 5.2(a), the Company may, so long as the Requisite Stockholder Approval of the Merger and the Merger Agreement has not yet been obtained, (i) enter into discussions with such Person regarding such Acquisition Proposal, and (ii) deliver or make available to such Person nonpublic information regarding the Company and its Subsidiaries; provided, in every case, that the Company, its Subsidiaries and the Company Representatives comply with each of the following: (1) neither the Company, any of its Subsidiaries nor any Company Representative shall have violated any of the restrictions set forth in this Section 5.2, (2) the Company’s Board of Directors first shall have determined in good faith, after consultation with its outside counsel, that taking such action is required in order to comply with its fiduciary obligations to the Company Stockholders under Delaware Law and California Law, as applicable, (3) the Company first shall have provided Parent with written notice of the identity of such Person and all of the material terms and conditions of such Acquisition Proposal and of the Company’s intention to take such actions, (4) the Company first shall have received from such Person an executed confidentiality agreement containing terms at least as restrictive with regard to Company’s confidential information as the Non-Disclosure Agreement (as defined in Section 10.3), it being understood that such confidentiality agreement shall not include any provision calling for any exclusive right to negotiate with such Person or having the purported effect of restricting it from satisfying its obligations under this Agreement, (5) the Company first shall have given Parent at least 24 hours advance notice of its intent to take such actions, and (6) prior to or contemporaneously with delivering or making available any such nonpublic information to such Person, the Company shall deliver such nonpublic information to Parent (to the extent such nonpublic information has not been previously delivered by the Company to Parent).

          (e) The Company shall be deemed to have breached the terms of this Section 5.2 if any Company Representatives (other than consultants and contractors for so long as the Company has not breached the provisions of Section 5.2(a)) shall take any action, whether in his or her capacity as such or in any other capacity, that is prohibited by this Section 5.2. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

ARTICLE VI

ADDITIONAL AGREEMENTS

     6.1 Information Statement; Fairness Hearing and Permit.

          (a) As soon as reasonably practicable after the execution of this Agreement, (i) Parent shall prepare, with the cooperation of the Company, the application for permit (the “Permit Application”) in connection with the Hearing (as defined below) and the notice sent to the Company Stockholders pursuant to, and meeting the requirements of Article 2 of Subchapter 1 of the California Administrative Code, Title 10, Chapter 3, Subchapter 2, as amended (the “Hearing Notice”), concerning the hearing (the “Hearing”) held by the California Commissioner to consider the terms and conditions of this Agreement and the Merger and the fairness of such terms and conditions pursuant to California Securities Law, and (ii) the Company shall prepare, with the cooperation of Parent, an information statement relating to this Agreement and the transactions contemplated hereby (the “Information Statement”). The Company shall prepare the Information Statement based on a form prepared by Parent. Each of the Company and Parent shall use its reasonable best efforts to cause the Permit Application, the Hearing Notice and the Information Statement to comply with all requirements of applicable federal and state securities laws. Each of the Company and Parent shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the receiving party or its counsel, may be required or appropriate for inclusion in the Permit Application, the Hearing Notice or the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Permit Application, the Hearing Notice and the Information Statement. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be received by the Company Stockholders and/or Company Optionholders in the Merger and an information statement for solicitation of stockholder consent with respect to the adoption of the Merger Agreement and the approval of the Merger. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Permit Application or Information Statement, the Company and Parent shall cooperate in delivering any such amendment or supplement to all Company Stockholders and/or Company Optionholders and/or filing any such amendment or supplement with the California Commissioner or its staff and/or any other government officials. Subject to the provisions of Section 6.2(b), the Information Statement shall include the unqualified recommendation of the Board of Directors of the Company in favor of adoption of this Agreement and approval of the Merger and the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger and this Agreement are fair, advisable and in the best interests of the Company and its securityholders. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion; provided, however, that Parent shall not withhold approval of any information reasonably required to be included by federal or state law or the California Commissioner.

          (b) Each of Parent and the Company shall use its reasonable best efforts (i) to cause to be filed with the California Commissioner, as soon as reasonably practicable following the execution of this Agreement, and in any event within ten (10) business days after the date hereof, the Permit Application and the Hearing Notice and (ii) to obtain, as soon as practicable following the execution of this Agreement, the Permit such that the issuance of the Parent Common Stock in connection with the Merger shall be exempt pursuant to Section 3(a)(10) of the Securities Act from the registration requirements of Section 5 of the Securities Act. The Company and Parent shall notify each other promptly of the receipt of any comments from the California Commissioner or its staff and of any request by the California Commissioner or its staff or any other government officials for amendments or supplements to any of the documents filed therewith or any other filing or for additional information and shall provide each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the California Commissioner, or its staff or any other government officials, on the other hand, with respect to the filing.

          (c) As soon as permitted by the California Commissioner, the Company shall deliver by personal delivery or reputable overnight courier the Hearing Notice and Information Statement to all Company Stockholders and Company Optionholders entitled to receive such notice under California Securities Law. Except for the delivery of the Hearing Notice and the Information Statement in accordance with the terms hereof, the Company shall not, and shall cause each Subsidiary not to, directly or indirectly, solicit the vote of any Company Stockholder in connection with the Merger in violation of any applicable federal or state securities laws.

          (d) Each of the Company and Parent shall use its reasonable best efforts to cause the information relating to the Company and Parent included in the Hearing Notice, the Permit Application and the Information Statement to not, at the time the Hearing Notice and Information Statement are delivered to Company Stockholders and Company Optionholders and at all times subsequent thereto (through and including the Effective Time), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall promptly advise Parent, and Parent shall promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent shall obtain Knowledge of any facts that might make it necessary or appropriate to amend or supplement the Hearing Notice, the Permit Application, and/or the Information Statement, in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Company and Parent shall cooperate in delivering any such amendment or supplement to all Company Stockholders and/or Company Optionholders and/or filing any such amendment or supplement with the California Commissioner or its staff and/or any other government officials.

          (e) In the event that the California Commissioner notifies Parent or the Company of the California Commissioner’s determination not to grant the Hearing, not to permit the mailing of the Notice of Hearing and/Information Statement and/or not to issue the Permit (or that any of the foregoing will be conditioned upon a material alteration to the terms of this Agreement, any exhibit or schedule hereto or the transactions contemplated hereby or thereby), then Parent shall promptly file a registration statement on Form S-4 (or any similar successor form thereto) with the SEC in connection with the issuance of shares of Parent Common Stock in the Merger, together with a proxy statement/prospectus to be filed with the SEC as part of the registration statement on Form S-4. Each of the Company and Parent will provide each other with any information which may be required in connection with the preparation and filing of the proxy statement/prospectus and the registration statement on Form S-4. Each of the Company and Parent will respond to any comments of the SEC, will use its respective reasonable best efforts to have the registration statement on Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and the Company and Parent will cause the proxy statement/prospectus to be mailed to the Company Stockholders at the earliest practicable time after the registration statement on Form S-4 is declared effective by the SEC. Each of the Company and Parent will notify the other promptly (i) upon the occurrence of any event which is required to be set forth in an amendment or supplement to the proxy statement/prospectus or the registration statement on Form S-4 or (ii) upon the receipt of any comments from the SEC or its staff or any request by the SEC or its staff for amendments or supplements to proxy statement/prospectus or the registration statement on Form S-4 or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff on the other hand, with respect to the proxy statement/prospectus or the registration statement on Form S-4.

     6.2 Approval of the Company Stockholders.

          (a) As soon as practicable after the date the California Commissioner issues the Permit or, in the event that Parent files the registration statement on Form S-4 pursuant to Section 6.1(e), as soon as practicable after the declaration of effectiveness of the registration statement on Form S-4 (and in any event, to the extent permissible under applicable law, within ten (10) days), the Company shall take all action necessary in accordance with this Agreement, Delaware Law, (and California Law, if applicable) and the Certificate of Incorporation and Bylaws of the Company to obtain the Requisite Stockholder Approval for the adoption of this Agreement and approval of the Merger and the other transactions contemplated by this Agreement. The Company’s obligation to obtain the Requisite Stockholder Approval shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or any subsequent action by the Company’s Board of Directors.

          (b) (i) The Company’s Board of Directors shall unanimously recommend (acting without the participation of David Strohm) that the Company Stockholders vote in favor of the approval of the Merger and adoption of this Agreement; (ii) subject to the provisions of the second sentence of this Section 6.2(b), any information statement or other disclosure document distributed to the Company Stockholders in connection with this transaction shall include a statement to the effect that the Company’s Board of Directors has unanimously recommended (acting without the participation of David Strohm) that the Company Stockholders vote in favor of and approve and adopt this Agreement and approve the Merger; and (iii) subject to the provisions of the second sentence of this Section 6.2(b), neither the Company’s Board of Directors nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Parent, the unanimous (acting without the participation of David Strohm) recommendation of the Company’s Board of Directors that the Company Stockholders vote in favor of the approval of the Merger and adoption of this Agreement. Notwithstanding the foregoing, prior to receipt by the Company of the Requisite Stockholder Approval approving the Merger and adopting this Agreement, the Company’s Board of Directors may withhold, withdraw, amend or modify its recommendation to the Company Stockholders if (i) it receives an unsolicited written Acquisition Proposal and reasonably concludes in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated (taking into account all legal, financial and regulatory aspects of the proposal, the likelihood of the proposal being financed and the Person making the proposal), and would, if consummated, result in a transaction more favorable to the Company Stockholders from a financial point of view than the Merger and (ii) it reasonably concludes in good faith (following the receipt of advice from outside counsel) that modification or withdrawal of its recommendation is required in order to comply with its fiduciary obligations to the Company Stockholders under Delaware Law and California Law, as applicable (a “Superior Proposal”).

     6.3 Reasonable Best Efforts; Third Party Consents.

          (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions set forth in Article VII and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

          (b) In furtherance and not in limitation of Section 6.3(a), the Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contracts to which the Company is a party (including all consents, waivers and approvals set forth in the Company Disclosure Schedule) as are required thereunder in connection with the Merger in order to ensure that all such Contracts remain in full force and effect from and after the Effective Time in accordance with their respective terms and to preserve all rights of, and benefits to, Parent and the Surviving Corporation under such Contracts from and after the Effective Time. All such consents, waivers and approvals shall be in a form and substance reasonably acceptable to Parent. In the event that the other parties to any such Contract, including any lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, (i) the Company shall not make or commit to make any such payment or provide any such consideration without Parent’s prior written consent, and (ii) any such payment shall be deemed to be a Transaction Expense for all purposes of and under this Agreement.

     6.4 Regulatory Approvals.

          (a) In furtherance and not in limitation of the foregoing, each of the Company and Parent shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, that may be reasonably required, or that Parent may reasonably request, in connection with the consummation of the transactions contemplated hereby. Each of the Company and Parent shall use reasonable best efforts to obtain all such authorizations, approvals and consents. Each of the Company and Parent shall promptly inform the other of any material communication between the Company or Parent (as applicable) and any Governmental Authority regarding the transactions contemplated hereby. If the Company or Parent or any affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Company or Parent (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Each of the Company and Parent shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other.

          (b) Without limiting the generality or effect of Section 6.4(a), each of the Company and Parent shall, as soon as practicable, and in any event no later than ten (10) business days after the date hereof, make any initial filings required under the HSR Act. The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade law. Each of the Company and Parent shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the Antitrust Laws. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Company and Parent shall cooperate and use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless the Company and Parent shall agree in writing that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither the Company nor Parent shall have any obligation to litigate any administrative or judicial action or proceeding or any Order beyond the earlier of (i) sixty (60) days after the date hereof and (ii) the date of a ruling preliminarily enjoining the Merger issued by a court of competent jurisdiction. Each of the Company and Parent shall use its reasonable best efforts to take such actions as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. The Company and Parent shall take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Authority with jurisdiction over the enforcement of any Applicable Laws regarding the transactions contemplated hereby: (i) entering into negotiations; (ii) providing information required by law or governmental regulation; and (iii) substantially complying with any second request for information pursuant to the Antitrust Laws.

          (c) Notwithstanding anything to the contrary set forth herein, Parent shall not be required to (i) agree to any license, sale or other disposition or holding separate (through the establishment of a trust or otherwise), of shares of capital stock or of any business, assets or property of Parent, or of the Company or its affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock, or (ii) take any action under this Section 6.4, Section 6.3 or any other provision of this Agreement if any Governmental Authority that has the authority to enforce any Antitrust Law seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin consummation of the Merger.

     6.5 Notification of Certain Matters. The Company shall give prompt notice to Parent of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of the Company set forth in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Parent shall give prompt notice to the Company of (x) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would cause any representation or warranty of Parent or Merger Sub set forth in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (y) any failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 6.5 shall not (i) limit or otherwise affect any remedies otherwise available to Parent or the Company, as applicable, or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 6.5 shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein, the Company Disclosure Schedule or the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with the terms and conditions hereof, or limit any right to indemnification provided herein.

     6.6 Access to Information. During the period from the date hereof and prior to the earlier of the Effective time or the termination of this Agreement, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during Company’s normal business hours to (i) all of the Company’s properties, books, Contracts, commitments and records, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (iii) all employees of the Company as identified by Parent. The Company shall provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.6 shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein, the Company Disclosure Schedule or the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with the terms and conditions hereof, or limit any right to indemnification provided herein.

     6.7 Spreadsheet. The Company shall prepare a spreadsheet in form reasonably acceptable to Parent, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company for and on behalf of the Company as of the Closing and shall list, as of the Closing, all Company Stockholders and Company Optionholders and their respective addresses, the number and class or series of shares of Company Capital Stock and Company Options held by such persons, the Merger Consideration to be issued to each holder, the amount of cash to be deposited into the Escrow Fund on behalf of each Company Stockholder, and such other information relevant thereto or which Parent or the Exchange Agent may reasonably request (the “Spreadsheet”). The Company shall deliver the Spreadsheet to Parent at least three (3) business days prior to the Closing Date. In the event that any information in the Spreadsheet becomes inaccurate as a result of the exercise, after delivery of the Spreadsheet to Parent and prior to the Effective Time, of Company Options issued and outstanding as of the date hereof or the conversion of Company Preferred Stock, the Company shall deliver an updated Spreadsheet and certification consistent with the first sentence of this Section 6.7 and such spreadsheet shall be deemed the “Spreadsheet” for all purposes hereunder.

     6.8 Transaction Expenses.

          (a) Whether or not the Merger is consummated, all Transaction Expenses shall be the obligation of the respective party incurring such fees and expenses. Parent shall bear and pay the filing fee for the pre-merger notification report under the HSR Act and all fees and expenses incurred with respect to any other pre-merger notification forms required by the Antitrust Laws under Section 6.4(b).

          (b) At least three (3) business days prior to the Closing Date, the Company shall provide Parent with a statement of its estimated Transaction Expenses as of the Closing Date, such statement showing detail of both the previously paid and currently unpaid Transaction Expenses of the Company incurred in connection with this Agreement and the transactions contemplated hereby, as well as the Transaction Expenses that have been incurred or are expected to be incurred by the Company in connection with this Agreement and the transactions contemplated hereby, all in form reasonably satisfactory to Parent and certified as true and correct by the Company’s Chief Financial Officer.

     6.9 Employment Arrangements.

          (a) At the discretion of Parent, certain persons who are employees of the Company immediately prior to the Closing Date may be offered “at-will” employment by Parent and/or the Surviving Corporation (which at-will employment may be for a transitional period), to be effective as of the Closing Date, upon proof of citizenship or appropriate employment authorization from the U.S. Immigration and Naturalization Service or the U.S. Department of State evidencing a right to work in the United States and upon execution of an Employment, Proprietary Information and

Inventions Assignment Agreement in Parent’s standard form; provided, however, that Parent shall assume and pay any severance and related costs (if any) associated with terminating any employees of the Company who are not offered employment with Parent and/or the Surviving Corporation. Such “at-will” employment arrangements will (i) be set forth in offer letters (each, an “Offer Letter”), (ii) have terms, including the position, salary and responsibilities of such employee, to be determined by Parent in its sole discretion, and (iii) supersede any prior employment agreements and other arrangements with such employee in effect prior to the Closing Date. Each employee of the Company who becomes an employee of Parent or the Surviving Corporation as of the Closing Date shall be referred to hereafter as a “Continuing Employee.” Continuing Employees shall be eligible to receive benefits consistent with Parent’s applicable human resources policies.

          (b) Effective no later than the day immediately preceding the Closing Date, the Company and its affiliates, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated) (collectively, “Terminated Company Employee Plans”). Unless Parent provides such written notice to the Company, no later than five business days prior to the Closing Date, the Company shall provide Parent with evidence that such Terminated Company Employee Plan(s) have been terminated (effective no later than the day immediately terminated preceding the Closing Date) pursuant to resolutions of the Company’s board of directors. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Terminated Company Employee Plan(s) as Parent may reasonably require.

     6.10 Parent Common Stock Listing. If required by applicable rules of The Nasdaq Stock Market, Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger to be authorized for listing on the Nasdaq National Market at or prior to the Closing Date.

     6.11 Form S-8. Within five (5) business days after the Closing Date, Parent shall file with the SEC a registration statement on Form S-8, if available for use by Parent, registering that number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable upon the exercise of all Company Options assumed by Parent pursuant to this Agreement that are eligible to be registered on Form S-8.

     6.12 Employee Benefit Matters. As promptly as reasonably practicable after the Effective Time, Parent shall permit the Continuing Employees and their eligible dependents to participate in Parent’s employee benefit plans for which such individuals are eligible (the “Parent Plans”) on terms no less favorable than those provided to similarly situated employees of Parent or its subsidiaries. Parent shall recognize the prior service with the Company (or predecessor employers to the extent the Company provides past service credit) of each of the Continuing Employees for purposes of eligibility to participate and vesting (but not benefit accruals or stock related vesting) under the Parent Plans and for levels of benefits under Parent’s vacation and severance policies, if any. Parent shall use reasonable best efforts to cause to be waived any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations under the Parent Plans. This Section 6.12 shall not operate to (a) duplicate any benefit provided to any Continuing Employee or to fund any such benefit, (b) require Parent to continue to maintain any severance plan or other employee benefit plan in effect following the Effective Time for Parent’s employees, including the Continuing Employees, or (c) be construed to mean the employment of the Continuing Employees is not terminable by Parent at will at any time, with or without cause, for any reason or no reason.

     6.13 Section 280G Payments. If and to the extent necessary, as soon as reasonably practicable after the execution of this Agreement, the Company shall submit to the Company Stockholders for approval (in a manner satisfactory to Parent), by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any Section 280G Payments (which initial determination shall be made by the Company and shall be subject to review and approval by Parent), such that such Section 280G Payments shall not be deemed to be Section 280G Payments, and prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent that (a) a Company Stockholder vote was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite Company Stockholder approval was obtained with respect to any Section 280G Payments that were subject to the Company Stockholder vote, or (b) that the Company Stockholder approval of Section 280G Payments was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the Company Stockholder vote.

     6.14 Rule 145 Affiliates. Section 6.14 of the Company Disclosure Schedule sets forth those Persons who, in the Company’s reasonable judgment, are or may be “affiliates” of the Company within the meaning of Rule 145 promulgated under the Securities Act (each such Person, a “Rule 145 Affiliate”). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each Rule 145 Affiliate who has not delivered a Rule 145 Affiliate Agreement on or prior to the date hereof, an executed Rule 145 Affiliate Agreement in the form attached hereto as Exhibit E. Parent and Merger Sub will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Rule 145 Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of each Rule 145 Affiliate Agreement.

     6.15 Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other certificates, instruments, agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary or desirable for purposes of effecting completely the consummation of Merger and the other transactions contemplated hereby.

     6.16 Reorganization Matters. Each of Parent, Merger Sub and the Company agrees that it will not engage in any action, or fail to take any action, and will cause its respective subsidiaries not to engage in any action, or fail to take any action, which action or failure to take action would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code.

     6.17 Indemnification. Parent will, or will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement in effect between the Company and each person who is a director or officer of the Company or any of its Subsidiaries at the Effective Time and (ii) any indemnification provision under the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement (each of the persons to be indemnified pursuant to the agreements and provisions referred to in clauses (i) and (ii) of this Section 6.17 shall be referred to as a “Company Indemnified Party”). The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation from liability substantially similar to those set forth in the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would materially adversely affect the rights thereunder of any Company Indemnified Party.

     6.18 Alternative Structure. Notwithstanding anything in this Agreement to the contrary, in the event that all of the closing conditions have been satisfied other than the receipt of one or more of the consents, waivers, approvals or assignments listed on Schedule 7.2(e), Parent and the Company may mutually agree to merge Merger Sub with and into the Company rather than effecting the Merger as described in Section 2.1 hereof. If Parent and the Company so mutually agree (i) the term “Merger” as used in the Agreement shall refer to the merger of Merger Sub with and into the Company; and (ii) the term “Surviving Corporation” shall refer to the Company as the surviving entity after the merger of Merger Sub with and into the Company. If, as result of the change in structure described in this Section 6.18, counsel to Parent and the Company are unable to deliver the tax opinions described in Section 7.2(l) and Section 7.3(f), the amount of Cash Consideration shall be reduced and the aggregate number of shares of Parent Common Stock shall be correspondingly increased (by reference to the Parent Trading

Price) to the minimum extent necessary in order to enable the tax opinions described in Section 7.2(l) and Section 7.3(f) to be rendered.

     6.19 Additional Option Grants. Company shall, within three (3) business days prior to Closing or such later time as directed by Parent, grant additional Company Options in amounts and to Employees out of the Company Plan as directed by Parent.

ARTICLE VII

CONDITIONS TO THE MERGERS

     7.1 Conditions to Obligations of Each Party. The respective obligations of the Company and Parent to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

          (a) No Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger or any other transaction contemplated hereby illegal or otherwise prohibiting the consummation of the Merger or any other transaction contemplated hereby.

          (b) No Injunctions. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other similar legal restraint shall be in effect that has the effect of prohibiting the consummation of the Merger.

          (c) No Governmental Actions. There shall be no action, suit, claim, or proceeding pending against Parent, Merger Sub or the Company, any of their respective properties or any of their respective directors or officers (in their capacities as such) brought by a Governmental Authority that seeks to prohibit the consummation of the Merger or any other transaction contemplated hereby.

          (d) Governmental Approvals. Parent and the Company shall have obtained all consents and approvals from any Governmental Authority that are necessary to consummate the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing, (i) all applicable waiting periods under the HSR Act shall have expired or been terminated, and (ii) either (A) the Permit shall have been issued by the California Commissioner and no stop order suspending the effectiveness of the Permit or any part thereof shall have been issued and no proceeding for that purpose or other similar proceeding in respect of the Permit shall have been initiated or threatened by the Department of Corporations of the State of California or (B) the SEC shall have declared the registration statement on Form S-4 effective, and no stop order suspending the effectiveness of the registration statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the proxy statement/prospectus, shall have been initiated or threatened in writing by the SEC.

          (e) Requisite Stockholder Approval. The Company shall have obtained the Requisite Stockholder Approval.

          (f) Nasdaq Quotation. If required by applicable rules of the Nasdaq Stock Market, the shares of Parent Common Stock to be issued in connection with the Merger shall be approved for quotation on the Nasdaq National Market.

     7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

          (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement (other than any such representations and warranties made only as of a specified date (including the date of this Agreement), which shall have been true and correct in all material respects only as of such particular date) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except in the case of the foregoing clauses (i) and (ii) where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not materially and adversely affected the Company and its Subsidiaries, taken as a whole, and is not reasonably likely to materially and adversely affect Parent and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole, from and after the Effective Time, whether or not such failure constitutes a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties under clauses (i) and (ii) above, all qualifications based on the word “material” or similar phrases, including “Company Material Adverse Effect,” set forth in such representations and warranties shall be disregarded).

          (b) Covenants. The Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company prior to or as of the Closing.

          (c) No Material Adverse Effect. There shall not have occurred any Company Material Adverse Effect.

          (d) No Litigation. There shall be no Governmental or other third party action, suit, claim or proceeding of any nature pending, or overtly threatened, against Parent or Merger Sub, the Company, any of their respective properties or any of their respective directors or officers (in their capacities as such) arising out of, or in any way connected with, the Merger or any other transaction contemplated hereby or that could reasonably be expected to cause a Company Material Adverse Effect or Parent Material Adverse Effect.

          (e) Third Party Consents. Parent shall have received all consents, waivers, approvals and assignments listed on Schedule 7.2(e).

          (f) Conversion of Company Preferred Stock. All outstanding shares of Company Preferred Stock shall have been converted into shares of Company Common Stock in accordance with the terms of the Company’s Certificate of Incorporation as in effect as of the date of this Agreement.

          (g) Non-Compete Agreements. Each of the Non-Compete Agreements executed and delivered concurrently with the execution of this Agreement shall be in full force and effect, and no such individual shall have notified (whether formally or informally) Parent or the Company of such Stockholder’s intention of leaving the employ of Parent or the Surviving Corporation following the Effective Time.

          (h) Appraisal Rights. This Agreement and the Merger shall have been approved and adopted by Company Stockholders holding not less than ninety percent (90%) of the outstanding shares of the Company Capital Stock entitled to vote on the matters contemplated hereby, voting together as a single class on an as converted to Company Common Stock basis. Additionally, holders of no more than five percent (5%) of the outstanding shares of the Company Capital Stock entitled to vote on the matters contemplated hereby, voting as a single class on an as-converted to Company Common Stock basis, shall have exercised statutory rights of appraisal or shall have dissented under applicable law.

          (i) Section 280G Payments. With respect to any Section 280G Payment, the Company Stockholders shall have approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such Section 280G Payments or shall have disapproved such payments, and, as a consequence, no Section 280G Payments shall be paid or provided for in any manner and Parent and its Subsidiaries shall not have any liabilities (or lose any available deductions) with respect to any Section 280G Payments.

          (j) Termination of Code Section 401(k) Plans. Unless Parent has explicitly instructed otherwise pursuant to Section 6.9(b) hereof, Parent shall have received from the Company evidence reasonably satisfactory to Parent that all Code Section 401(k) Plans have been terminated pursuant to resolution of the Board of Directors of the Company, each of its Subsidiaries or the ERISA Affiliate, as the case may be (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date, and Parent shall have received from the Company evidence of the taking of any and all further actions as provided in Section 6.9(b) hereof.

          (k) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company, substantially in the form attached hereto as Exhibit F.

          (l) Tax Opinion of Parent’s Legal Counsel. Parent shall have received a written opinion from Wilson Sonsini Goodrich & Rosati, P.C., legal counsel to Parent, in form and substance reasonably satisfactory to Parent to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, it being understood that in rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions and written representations of Parent and the Company, which such parties agree to provide to counsel.

          (m) Company Certificate. Parent shall have received a certificate, validly executed by the Chief Executive Officer of the Company for and on behalf of the Company, certifying as to the matters set forth in Sections 7.2(a), 7.2(b) and 7.2(c).

          (n) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company for and on behalf of the Company, certifying as to (i) the terms and effectiveness of the certificate of incorporation and the bylaws of the Company, and (ii) the valid adoption of resolutions of the board of directors of the Company and the Company Stockholders approving and adopting this Agreement, the Merger and the consummation of the transactions contemplated hereby.

          (o) Certificate of Good Standing. Parent shall have received a certificate of good standing for the Company from the Secretary of State of the State of Delaware, dated within a reasonable period prior to Closing.

          (p) Certificates of Status of Foreign Corporation. Parent shall have received a Certificate of Status of Foreign Corporation of the Company issued by the Secretary of State of the State of California, dated within a reasonable period prior to the Closing.

          (q) FIRPTA Certificate. Parent shall have received from the Company a properly executed statement, in a form and substance reasonably acceptable to Parent, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

          (r) Audited Financial Statements. Parent shall have received copies of the Company’s audited financial statements as of and for the fiscal year ending April 30, 2005.

     7.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations and Warranties. Each of the representations and warranties of Parent set forth in this Agreement (other than any such representations and warranties made only as of a specified date (including the date of this Agreement), which shall have been true and correct in all material respects only as of such particular date) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except in the case of the foregoing clauses (i) and (ii) where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not materially and adversely affected Parent and its Subsidiaries, taken as a whole, and is not reasonably likely to materially and adversely affect Parent and its Subsidiaries, taken as a whole, from and after the Effective Time, whether or not such failure constitutes a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties under clauses (i) and (ii) above, all qualifications based on the word “material” or similar phrases, including “Parent Material Adverse Effect,” set forth in such representations and warranties shall be disregarded).

          (b) Covenants. Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Parent or Merger Sub prior to or as of the Closing.

          (c) No Material Adverse Effect. There shall not have occurred any Parent Material Adverse Effect.

          (d) Parent Certificate. The Company shall have received a certificate, validly executed by an authorized officer of Parent for and on behalf of Parent, certifying as to the matters set forth in Sections 7.3(a), 7.3(b) and 7.3(c).

          (e) Legal Opinion. Parent shall have received a legal opinion from legal counsel to Parent, substantially in the form attached hereto as Exhibit G.

          (f) Tax Opinion of Company’s Legal Counsel. The Company shall have received a written opinion from Cooley Godward, LLP, legal counsel to the Company, in form and substance reasonably satisfactory to the Company to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code; it being understood that in rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions and written representations of Parent and the Company, which such parties agree to provide to counsel.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION; ESCROW FUND;

ESCROW AGENT; STOCKHOLDER REPRESENTATIVE

     8.1 Survival. The representations and warranties of the Company set forth in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive until 11:59 p.m. (California time) on the date that is eighteen (18) months following the Closing Date (the “Survival Date”); provided, however, that in the case of any fraud or any willful or intentional breach of a representation, warranty or covenant, the representations, warranties and/or covenants that are the subject of such fraud or willful or intentional breach shall survive until 11:59 p.m. (California time) on the day of expiration of the applicable statute of limitations.

     8.2 Indemnification. The Company Stockholders (the “Indemnifying Parties”) shall jointly and severally indemnify and hold Parent and its officers, directors and affiliates, including the Surviving Corporation (collectively, the “Indemnified Parties”), harmless against any and all claims, losses, costs, damages, deficiencies, diminution in value, liabilities and expenses, including reasonable attorneys’ fees, and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) paid, sustained or incurred by the Indemnified Parties, or any of them, directly or indirectly, arising out of, in connection with or as a result of (i) the inaccuracy or breach of any representation or warranty of the Company set forth in this Agreement (as qualified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, (ii) any failure by the Company to perform or comply with any covenant required to be performed by it prior to the Effective Time and contained in this Agreement, (iii) any failure of the Spreadsheet to be true and correct in any respect, (iv) any inaccuracy in the Company’s calculation of the Cash Balance, Net Working Capital, Long Term Debt or Transaction Expenses solely if (and to the extent that) any such inaccuracy would have reduced the Merger Consideration issuable or payable in the Merger pursuant to this Agreement, and (v) any Dissenting Share Payments. For the purpose of this Article VIII only, when determining the amount of Losses suffered as a result of any breach or inaccuracy of any representation or warranty of the Company, but not for determining whether any such breach or inaccuracy has occurred, any representation or warranty given or made by the Company that is qualified in scope as to materiality or Material Adverse Effect or Knowledge shall be deemed to be made or given without such qualification. The Indemnifying Parties shall not have any right of contribution from, and may not seek indemnification or advancement of expenses from, the Company, Parent, or the Surviving Corporation with respect to any Loss claimed by an Indemnified Party.

     8.3 Limitations on Indemnification.

          (a) Subject to Section 8.3(e) and 8.3(f) below, if the transactions contemplated hereby are consummated, the indemnification provisions set forth in

Section 8.2 shall be the sole and exclusive remedy under this Agreement for the matters set forth therein.

          (b) Subject to Section 8.3(e) and 8.3(f) below, if the transactions contemplated hereby are consummated, the Escrow Amount shall be held as the Indemnified Parties’ security for the Indemnifying Parties’ indemnification obligations under Section 8.2. Subject to Section 8.3(e) and 8.3(f) below, if the transactions contemplated hereby are consummated, the Escrow Amount shall be the Indemnified Parties’ sole and exclusive security for indemnification claims under Section 8.2 and recovery against the Escrow Amount shall be the Indemnified Parties’ sole and exclusive remedy under this Agreement for indemnification claims under Section 8.2.

          (c) Subject to Section 8.3(e) and 8.3(f) below, if the transactions contemplated hereby are consummated, the maximum amount that the Indemnified Parties may recover from each of the Indemnifying Parties pursuant to the indemnity set forth in Section 8.2 shall be an amount equal to each such Indemnifying Party’s Pro Rata Portion of the Escrow Amount.

          (d) Subject to Section 8.3(e) and 8.3(f) below, if the transactions contemplated hereby are consummated, the Indemnified Parties may not recover pursuant to the indemnity set forth in Section 8.2(i) unless and until one or more Officer’s Certificates identifying Losses in excess of the product of (1) the Escrow Amount multiplied by (2) 0.01, in the aggregate (the “Threshold”) has or have been delivered to the Stockholder Representative in accordance with this Agreement, in which case Parent shall be entitled to recover pursuant to the indemnity set forth in Section 8.2(i) all such Losses (including the amount of the Threshold); provided, however, that the foregoing limitation shall not apply to indemnification claims under Sections 8.2(ii)-(v).

          (e) Nothing in this Agreement shall limit any rights or remedies an Indemnified Party may have under applicable law, whether pursuant to a proceeding at law or equity, against any Person arising out of fraud.

          (f) It is understood that nothing in this Agreement shall eliminate the ability of any party hereto to apply for equitable remedies to enforce the other parties’ obligations under this Agreement.

          (g) Notwithstanding anything to the contrary in this Agreement, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VIII notwithstanding the fact that any Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

     8.4 Indemnification Claims.

          (a) Parent shall give notice of any claim for indemnification under Section 8.2 by delivering an Officer’s Certificate (as defined below) to the Stockholder Representative, with a copy to the Escrow Agent, for any claim for indemnification, at any time prior to the last day of the Escrow Period. For all purposes of and under this Agreement, the term “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (i) stating that an Indemnified Party has paid, sustained or incurred Losses, or reasonably anticipates that it will pay, sustain or incur Losses, (ii) specifying in reasonable detail the individual items of Loss included in the amount so stated (and the method of computation of each such item of Loss, if applicable), the date each such item of Loss was paid, sustained or incurred, or the basis for such reasonably anticipated Loss(es), (iii) a brief description in reasonable detail (to the extent available to Parent) of the facts, circumstances or events giving rise to each item of Loss based on Parent’s good faith belief thereof, including the identity and address of any third-party claimant and copies of any formal demand or complaint relating thereto, and (iv) the basis for indemnification under Section 8.2 to which such item of Loss is related (including, if applicable, the specific nature of the misrepresentation, or the breach of warranty or covenant).

          (b) If the Stockholder Representative shall not object in writing pursuant to Section 8.4(d) to any individual items of Loss set forth in an Officer’s Certificate delivered by Parent pursuant to Section 8.4(a) within thirty (30) calendar days after the Stockholder Representative’s receipt of such Officer’s Certificate, the Stockholder Representative shall be conclusively deemed to have acknowledged and irrevocably consented, for and on behalf of the Indemnifying Parties, (i) to the Indemnified Party recovery of the full amount of all such items of Loss set forth in such Officer’s Certificate solely to the extent that such Losses do not exceed the Escrow Amount at such time, and (ii) if and to the extent necessary, and without further notice, to have stipulated to the entry of a final judgment for damages against the Indemnifying Parties for such items of Loss in any court having competent jurisdiction over the matter. Upon receipt of any Officer’s Certificate, the Escrow Agent shall not release any portion of the Escrow Amount to Parent or any other Indemnified Party or Parties pursuant to this Agreement unless and until (i) the Escrow Agent shall have received written authorization from the Stockholder Representative to release any portion of the Escrow Amount, or (ii) the Stockholder Representative shall have failed to object in writing pursuant to Section 8.4(d) to any individual items of Loss set forth in such Officer’s Certificate within thirty (30) calendar days after the Stockholder Representative’s receipt of such Officer’s Certificate.

          (c) In the event that the Escrow Agent shall receive written authorization from the Stockholder Representative to release to Parent or any other Indemnified Party or Parties any portion of the Escrow Amount pursuant to Section 8.4(b), the Escrow Agent shall release such portion of the Escrow Amount in accordance with such written instructions. In the event that the Stockholder Representative shall have failed to object in writing pursuant to Section 8.4(d) to any individual items of Loss set forth in an Officer’s Certificate relating to a claim for indemnification pursuant to

Section 8.2 within thirty (30) calendar days after the Stockholder Representative’s receipt of such Officer’s Certificate, the Escrow Agent shall promptly release to Parent or any other Indemnified Party or Parties (as instructed by Parent in writing) an amount of cash equal to the amount of all such items of Loss specified in such Officer’s Certificate with respect to which the Stockholder Representative has not objected in writing pursuant to Section 8.4(d). Any cash released to Parent or any other Indemnified Party or Parties pursuant to the preceding sentence shall be deemed to reduce each Indemnifying Party’s interest in the Escrow Fund in accordance with his, her or its Pro Rata Portion of the Escrow Fund.

          (d) In the event that the Stockholder Representative shall seek to contest any individual items of Loss set forth in an Officer’s Certificate received from Parent pursuant to Section 8.4(b), the Stockholder Representative shall notify Parent in writing, within thirty (30) calendar days after receipt of such Officer’s Certificate, of the Stockholder’s Representative’s objection, which notice shall set forth a brief description in reasonable detail of the Stockholder Representative’s basis for objecting to each item of Loss based on the Stockholder Representative’s good faith belief thereof. Upon Parent’s receipt of a written notice of objection from the Stockholder Representative pursuant to the preceding sentence, Parent and the Stockholder Representative shall attempt in good faith to agree upon the rights of the respective parties with respect to the disputed items of Loss. If the Stockholder Representative and Parent should so agree, a memorandum setting forth the agreement reached by the parties with respect to such disputed items of Loss shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the instructions set forth in any such memorandum.

          (e) If within sixty (60) days after the Stockholder Representative’s receipt of such Officer’s Certificate, and after good faith negotiations, the parties are unable to agree on the rights of the respective parties with respect to any disputed items of Loss set forth in an Officer’s Certificate, either Parent or the Stockholder Representative may bring suit in the courts of the State of California and the Federal courts of the United States of America, in each case, located within the county of Santa Clara in the State of California to resolve the matter. The decision of the trial court as to the validity and amount of any claim in such Officer’s Certificate shall be nonappealable, binding and conclusive upon the parties to this Agreement and the Escrow Agent shall be entitled to act in accordance with such decision and the Escrow Agent shall distribute the Escrow Amount in accordance therewith. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

          (f) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VIII, Parent shall notify the Stockholder Representative of such claim, and the Stockholder Representative shall be entitled on behalf of the Indemnifying Parties, at its sole option and expense, to participate in, but not to determine or conduct, the defense of such claim. If there is a third party claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred by the Indemnified Parties in defense of such third-party claim, regardless of the outcome of such claim, shall be deemed Losses hereunder. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Stockholder Representative, no settlement of any such claim with third-party claimants shall be determinative of the amount of Losses relating to such matter or whether the Indemnified Parties are entitled to indemnification hereunder with respect thereto. In the event that the Stockholder Representative has consented to any such settlement, the Indemnifying Parties shall have no power or authority to object under any provision of this Article VIII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

     8.5 Escrow Arrangements.

          (a) Escrow Fund. The Escrow Amount shall constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. The Escrow Fund shall be available to compensate the Indemnified Parties for any indemnification claims arising under Sections 8.2.

          (b) Escrow Periods; Distribution of Escrow Funds upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time. An amount equal to fifty percent of the Escrow Amount (less any amount which, in the reasonable judgment of Parent, is necessary to satisfy any unresolved claims specified in any Officer’s Certificate that is delivered to the Escrow Agent prior to the First Escrow Release with respect to facts and circumstances existing on or prior to the First Escrow Release) shall be released from the Escrow Fund as promptly as practicable after (and in any event no later than at 5:00 p.m. Pacific time on the fifth (5th) business day following) the one year anniversary of the Effective Time (the “First Escrow Release”). Any and all amounts remaining in the Escrow Fund (less any amount which, in the reasonable judgment of Parent, is necessary to satisfy any unresolved claims specified in any Officer’s Certificate that is delivered to the Escrow Agent prior to the Survival Date with respect to facts and circumstances existing on or prior to the Survival Date) shall be released from the Escrow Fund as promptly as practicable after (and in any event no later than at 5:00 p.m., Pacific time on the fifth (5th) business day after) the Survival Date (such eighteen-month period, the “Escrow Period”). Following the termination of the Escrow Period, the Escrow Agent shall deliver to each of the Indemnifying Parties such Person’s Pro Rata Portion (if any) of the remaining portion of the Escrow Fund not required to satisfy any then pending claims against the Escrow Fund, and shall deliver to each of the Indemnifying Parties such Person’s Pro Rata Portion (if any) of the remaining portion of the Escrow Fund, if any, following resolution of all such claims.

          (c) Protection of Escrow Fund; Interest in Escrow Fund.

               (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent (except as otherwise provided in Section 8.6(c)(ii)) and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VIII.

               (ii) The Escrow Fund shall be invested in U.S. Treasury bills with maturities of not more than thirty (30) days and any interest paid on such cash portion of the Escrow Fund shall be added to the Escrow Fund and become a part thereof and available for satisfaction of claims and, if not delivered to Parent in satisfaction of claims for Losses, shall be distributed to the Indemnifying Parties in accordance with such Person’ Pro Rata Portion of the Escrow Fund in accordance with Section 8.5(b). For any period of time before such U.S. Treasury bills can be purchased by the Escrow Agent or after such bills mature, the Escrow Fund shall be invested in an interest-bearing U.S. Bank money market account of the Escrow Agent and any interest paid on such Escrow Fund shall be added to the Escrow Fund and become a part thereof and available for satisfaction of claims and, if not delivered to Parent in satisfaction of claims for Losses, shall be distributed to the Indemnifying Parties in accordance with such Person’ Pro Rata Portion of the Escrow Fund in accordance with Section 8.5(b). The parties hereto agree that Parent is the owner of any cash in the Escrow Fund, and that all interest on or other taxable income, if any, earned from the investment of such cash pursuant to this Agreement shall be treated for tax purposes as earned by Parent, and that Parent shall be entitled to a distribution from the Escrow Fund in an amount equal to 5% of such income, which shall be remitted to the Parent by Escrow Agent on a quarterly basis.

          (d) Escrow Agent.

               (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions that the Escrow Agent may receive after the date of this Agreement that are signed by an officer of Parent and the Stockholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

               (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or processes of courts of law or the arbitrator or arbitrators selected and authorized to act pursuant to Section 8.4(e), and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or the arbitrator or arbitrators selected and authorized to act pursuant to Section 8.4(e). In the event that the Escrow Agent shall obey or comply with any such order, judgment or decree of any court or the arbitrator or arbitrators selected and authorized to act pursuant to Section 8.4(e), the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

               (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

               (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

               (v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any Person acting or purporting to act on behalf of any party to this Agreement.

               (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrowed Amount and Subject Dispute Escrowed Cash held in escrow at any time, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

               (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent.

               (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Parent and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Stockholder Representative shall use their reasonable best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent hereunder. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

          (e) Escrow Agent Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated by Parent for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

          (f) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

     8.6 Stockholder Representative.

          (a) In the event that this Agreement is adopted by the Company Stockholders, effective upon such vote, and without any further action of any Indemnifying Party, Dan Avida shall be appointed as the Indemnifying Parties’ agent and attorney-in-fact as the Stockholder Representative for and on behalf of to give and receive notices and communications, to authorize payment to Parent from the Escrow Fund in satisfaction of claims by Parent, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of either of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Indemnifying Parties from time to time upon not less than fifteen (15) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of at least a majority of the interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Indemnifying Parties. The Indemnifying Parties shall, based on their Pro Rata Portions of the Escrow Fund, be responsible for the payment of all fees and expenses reasonably incurred by the Stockholder Representative in performing its duties under this Agreement, and the Stockholder Representative shall have the right to have any such fees and expenses reimbursed from the Escrow Fund prior to any distribution to the Indemnified Parties of any amounts in the Escrow Fund, to the extent available.

          (b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith, and any act done or omitted to be done pursuant to the advice of legal counsel shall be conclusive evidence of such good faith. The Indemnifying Parties on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative.

          (c) A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of the Indemnifying Parties and shall be final, binding and conclusive upon the Indemnifying Parties; and the Escrow Agent and Parent

may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. The Escrow Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

     9.1 Termination. Except as provided in Section 9.2, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

          (a) by mutual written agreement of the Company and Parent;

          (b) by either Parent or the Company if the Closing Date shall not have occurred by December 31, 2005 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either Parent or the Company, if the Requisite Stockholder Approval has not been obtained at a meeting of the Company’s stockholders duly called and held in accordance with the Company’s Certificate of Incorporation and bylaws, or any postponement or adjournment thereof or pursuant to an action by written consent executed by the Company Stockholders; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure to obtain the Requisite Stockholder Approval at a meeting of the Company Stockholders or pursuant to an action by written consent of the Company Stockholders and such action or failure to act constitutes a breach of this Agreement;

          (d) by either Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Authority that would make consummation of the Merger illegal;

          (e) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Authority, that would: (i) prohibit Parent’s ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or any portion of the business or assets of the Company or Parent as a result of the Merger;

          (f) by Parent if (i) it is not in material breach of its representations, warranties, covenants or agreements under this Agreement and (ii) there has been a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that if not cured on or prior to the Closing Date the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

          (g) by the Company (i) it is not in material breach of its representations, warranties, covenants or agreements under this Agreement and (ii) if there has been a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement such that if not cured on or prior to the Closing Date the conditions set forth in Section 7.3(a) or Section 7.3(a) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

          (h) by Parent, if a Company Material Adverse Effect has occurred after the date of this Agreement such that if not cured on or prior to the Closing Date the conditions set forth in Section 7.2(c) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

     9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for fraud or any willful or intentional breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Section 6.8(a) (Transaction Expenses), this Section 9.2 and Article X shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.

     9.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of Parent and the Company; provided that after the adoption of this Agreement by the Company’s stockholders, no amendment that reduces the Merger Consideration or that would materially adversely affect the Company’s stockholders may be made without the further approval of the Company’s stockholders.

     9.4 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party set forth herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party set forth herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE X

GENERAL PROVISIONS

     10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

          (a) if to Parent or the Company (following the Closing), to:

Network Appliance, Inc.
495 East Java Drive
Sunnyvale, California 94089
Attention: General Counsel

Telephone No.: (408) 822-6000
Facsimile No.: (408) 822-4501

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Steven E. Bochner, Esq.
Telephone No.: (650) 493-9300
Facsimile No.: (650) 493-6811

and

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market, Spear Street Tower
Suite 3300
San Francisco, California 94105
Attention: Michael S. Ringler, Esq.

Telephone No.: (415) 947-2000
Facsimile No.: (415) 947-2099

          (b) if to the Company (prior to the Closing) to:

Decru, Inc.
275 Shoreline Drive, Suite 450
Redwood City, California 94065
Attention: General Counsel
Telephone No.: (650) 413-6700
Facsimile No.: (650) 413-6790

with a copy to:

Cooley Godward, LLP
3175 Hanover Street
Palo Alto, California 94304-1130
Attention: Mark Tanoury, Esq.
Telephone No.: (650) 843-5000
Facsimile No.: (650) 849-7400

          (c) If to the Stockholder Representative, to:

Dan Avida
c/o Alex Balkanski
Benchmark Capital
2480 Sand Hill Road
Suite 200
Menlo Park, California 94025
Telephone No.: (650) 854-8180
Facsimile No.: (650) 854-8183

          (d) If to the Escrow Agent, to:

U.S. Bank, National Association
One California Street, Suite 2100
San Francisco, California 94111
Attention: Sheila K. Soares
Telephone No.: (415)273-4532
Facsimile No.: (415) 273-4590

     10.2 Public Disclosure. No party shall issue any statement or communication to any third party (other than to their respective agents) regarding the subject matter of this Agreement or the transactions contemplated hereby, without the consent of the other party, which consent shall not be unreasonably withheld, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and the rules and regulations of The Nasdaq National Market; provided that Parent shall first use its reasonable best efforts to consult with the Company about the form and substance of such disclosure.

     10.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.6, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Mutual Non-Disclosure Agreement effective as of April 1, 2005 (the “Non-Disclosure Agreement”) between the Company and Parent.

     10.4 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Company Disclosure Schedule, the Non-Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.

     10.5 No Third Party Beneficiaries. Except for the provisions of Article II and Section 6.17, this Agreement, the Exhibits and Schedules hereto, the Company Disclosure Schedule, the Non-Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to confer upon any other Person any rights or remedies hereunder.

     10.6 Assignment. This Agreement, the Exhibits and Schedules hereto, the Company Disclosure Schedule, the Non-Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein shall not be assigned by any of the parties hereto, by operation of law or otherwise, without the prior written consent of the other parties hereto, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

     10.7 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     10.8 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that Delaware Law shall require that Delaware Law be applied to the Merger.

     10.10 Choice of Jurisdiction and Venue. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings related hereto except in such courts.

     10.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Escrow Agent and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

NETWORK APPLIANCE, INC.
By:	/s/ Daniel Warmenhoven
Name: Daniel Warmenhoven
Title: Chief Executive Officer

DOLPHIN ACQUISITION CORP.
By:	/s/ Andy Kryder
Name: Andy Kryder
Title: Secretary and Director

DECRU, INC.
By:	/s/ Dan Avida
Name: Dan Avida
Title: President and Chief Executive Officer

STOCKHOLDER REPRESENTATIVE /s/ Dan Avida
Dan Avida

U.S. BANK, NATIONAL ASSOCIATION
By:	/s/ Sheila Soares
Name: Sheila Soares
Title: Vice President

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

EXHIBIT A-1

SIGNATORIES TO VOTING AGREEMENTS

EXHIBIT A-2

FORM OF VOTING AGREEMENT

EXHIBIT B-1

SIGNATORIES TO NON-COMPETE AGREEMENT

EXHIBIT B-2

FORM OF NON-COMPETE AGREEMENT

EXHIBIT C

FORM OF MARKET STANDOFF AGREEMENT

EXHIBIT D

INTERIM COMPANY HIRING PLAN

EXHIBIT E

RULE 145 AFFILIATE AGREEMENT

EXHIBIT F

FORM OF LEGAL OPINION OF COUNSEL TO THE COMPANY

EXHIBIT G

FORM OF LEGAL OPINION OF COUNSEL TO THE PARENT